UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary proxy statement
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☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

Coronado Biosciences, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2013

Annual Meeting

and

Proxy Statement

24 New England Executive Park, Suite 105

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 19, 2013

To the Stockholders of Coronado Biosciences, Inc.:

Notice is hereby given that the annual meeting of stockholders of Coronado Biosciences, Inc. (the “Company”) will be held on June 19, 2013 at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., EDT. The meeting is called for the following purposes:

1. To elect the seven directors named in the Proxy Statement to serve until the Company’s next annual meeting or until their successors have been elected and qualified;

2. To approve the Coronado Biosciences, Inc. 2013 Stock Incentive Plan;

3. To hold an advisory vote on executive compensation;

4. To hold an advisory vote on the frequency with which future advisory votes on executive compensation should be held;

5. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

6. To consider and take action upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

The close of business on May 1, 2013 has been fixed as the record date for the determination of the Company’s stockholders entitled to notice of, and to vote at, the meeting. The Company’s stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s offices during the 10-day period preceding the meeting.

All of the Company’s stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, the Board of Directors respectfully requests that you sign, date, and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Alternatively, you may vote by toll-free telephone call or electronically via the Internet by following instructions on the enclosed proxy card. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof.

By Order of the Board of Directors,

/s/ Harlan F. Weisman
Harlan F. Weisman, M.D.
Chairman and Chief Executive Officer

Burlington, Massachusetts

Dated: May 15, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 19, 2013: This Proxy Statement (including a form of proxy card), the Company’s Annual Report, and the Company’s Annual Report on Form 10-K for the 2012 fiscal year are available under the Investors—SEC Filings—Annual Meeting Materials section of the Company’s website at www.coronadobiosciences.com.

CORONADO BIOSCIENCES, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 19, 2013

i

CORONADO BIOSCIENCES, INC.

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 19, 2013

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on June 19, 2013 at 10:00 a.m. EDT at the New York Hilton Midtown located at 1335 Avenue of the Americas, New York, New York 10019, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on May 1, 2013 are entitled to notice of and to vote at the meeting.

This Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2012, including financial statements, were first mailed on or about May 15, 2013 to stockholders entitled to vote at the meeting. Each holder of the Company’s common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholder votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting.

The Company bears the expense of soliciting proxies. It has retained AST Phoenix Advisors to assist in the solicitation of proxies with respect to shares of the Company’s common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. The anticipated cost of the services of AST Phoenix Advisors is $8,500 plus expenses. The Company’s directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. The Company does not intend to pay additional compensation for doing so. In addition, the Company might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of the Company’s common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING

Q:	Who may vote at the meeting?

A:	The Board of Directors set May 1, 2013 as the record date for the meeting. If you owned the Company’s common stock at the close of business on May 1, 2013, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of May 1, 2013, there were 27,995,074 shares of the Company’s common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with the Company’s transfer agent, VStock Transfer, LLC, you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, the Company has sent these proxy materials to you directly.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction card included in the mailing.

Q:	What is the quorum requirement for the meeting?

A:	A majority of the Company’s outstanding shares of capital stock entitled to vote as of the record date must be present at the meeting in order for the Company to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	Are present and entitled to vote in person at the meeting; or

•	Properly submitted a proxy card or voter instruction card in advance of or at the meeting.

If you are present in person or by proxy at the meeting, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:	The five proposals to be voted on at the meeting are as follows:

1.	To elect the seven directors named in the Proxy Statement to serve until the Company’s next annual meeting or until their successors have been elected and qualified;

2.	To approve the Coronado Biosciences, Inc. 2013 Stock Incentive Plan;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency with which future advisory votes on executive compensation should be held; and

5.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

The Company will also consider any other business that properly comes before the meeting. As of the record date, the Company is not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	Can I access these proxy materials on the Internet?

A:	Yes. The Notice, Proxy Statement, form of proxy card, Annual Report, and Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available in PDF and HTML format under the Investors—SEC Filings—Annual Meeting Materials section of the Company’s website at www.coronadobiosciences.com. All materials will remain posted on www.coronadobiosciences.com until the conclusion of the meeting.

Q:	How may I vote my shares in person at the meeting?

A:	If your shares are registered directly in your name with the Company’s transfer agent, VStock Transfer, LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are the stockholder of record, you may submit your proxy by mail by signing and dating your proxy card and submitting it in the postage-paid envelope enclosed with this Proxy Statement. Alternatively, you may vote by toll-free telephone call or electronically via the Internet by following the instructions on the enclosed proxy card. If you are the beneficial owner of the shares, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction card included in the mailing.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with the Company’s corporate secretary either before the meeting, at 24 New England Executive Park, Suite 105, Burlington, Massachusetts 01803, or at the meeting, at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, New York 10019;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to the Company’s corporate secretary either before the meeting, at 24 New England Executive Park, Suite 105, Burlington, Massachusetts 01803, or at the meeting and before the taking of the vote, at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, New York 10019; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a stockholder of record voting by telephone or via the Internet, you may also revoke your proxy by attending the meeting and voting in person, by submitting the proxy card in accordance with the instructions thereon or by voting again at a later time, by telephone or via the Internet (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the meeting if you obtain a legal proxy from them as described in the answer to a previous question.

Q:	Where can I find the voting results of the meeting?

A:	The Company will announce the preliminary voting results at the meeting. The Company will publish the results in a Form 8-K filed with the United States Securities and Exchange Commission, or SEC, within four business days of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The Board of Directors consists of seven members, each of whom serves until the next annual meeting or until their successors have been elected and qualified. If you are a stockholder of record, unless you mark your proxy card otherwise, the proxy holders will vote the proxies received by them for each of the nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the Board to fill the vacancy. The Company does not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The Board of Directors unanimously recommends that stockholders vote FOR all the director nominees listed below.

The name of and certain information regarding each of the director nominees as of May 1, 2013 is set forth below. This information is based on data the nominees furnished the Company. There are no family relationships among the nominees or executive officers. The business address for each nominee for matters regarding the Company is 24 New England Executive Park, Suite 105, Burlington, Massachusetts 01803.

Name of Director Nominee	Age	Title	Director Since
Harlan F. Weisman, M.D.	60	Chairman and Chief Executive Officer	August 2012

Eric K. Rowinsky, M.D.	56	Vice Chairman and Director	October 2010

David J. Barrett	37	Director	May 2011

Jimmie Harvey, Jr., M.D.	61	Director	December 2008

J. Jay Lobell	50	Director	June 2006

Michael W. Rogers	53	Director	May 2011

Lindsay A. Rosenwald, M.D.	58	Director	October 2009

Harlan F. Weisman, M.D. has served as a member of the Board of Directors since August 2012 and as Chairman and Chief Executive Officer since December 2012. Dr. Weisman is the founder and managing director of And-One Consulting, LLC, a private consulting firm which was formed in March 2012 and focuses on assisting companies to formulate and lead successful global strategies for accelerating medical product development, regulatory approval, and market acceptance. From October 2005 to March 2012, Dr. Weisman was chief science and technology officer of Johnson & Johnson’s Medical Device and Diagnostics business. Dr. Weisman is a graduate of the University of Maryland and the University of Maryland School of Medicine. Dr. Weisman served his residency at Mount Sinai Hospital in New York and was a fellow in cardiovascular disease at Johns Hopkins Hospital. Based on Dr. Weisman’s medical background, the Board of Directors believes that Dr. Weisman has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

Eric K. Rowinsky, M.D. has served as Vice Chairman of the Board of Directors and a consultant to the Company since October 2010 and is responsible for overseeing the Company’s clinical development plan for acute myeloid leukemia and solid tumor malignancies. Dr. Rowinsky is an internationally renowned expert in oncology with a distinguished background in academics and industry. Following an oncology fellowship at Johns Hopkins, he became an assistant professor of oncology at Johns Hopkins and then an associate professor at Johns Hopkins. Dr. Rowinsky became a professor of medicine and director for drug development, cancer therapy, and research at University of Texas, San Antonio. In 2004, Dr. Rowinsky became chief medical officer and senior vice president (later promoted to executive vice president) of ImClone Systems, Inc., a cancer therapeutics company, and spear-headed the further clinical development of Erbitux (cetuximab injection) and eight additional monoclonal antibodies, prior to ImClone’s acquisition by Eli Lilly & Company in 2008. He remained at ImClone as a consultant until December 2010. Dr. Rowinsky is and has been a consultant to multiple biotech companies in cancer drug development and serves on the boards of directors of Biogen-Idec Inc. and Neoprobe Inc., and private companies, PreScience Labs Inc. and DLVR, Inc. During the past five years, Dr. Rowinsky has also served on the boards of directors of Tapestry Pharmaceuticals, Inc. and Adventrx Pharmaceuticals, Inc. (now Mast Therapeutics, Inc.), which are life sciences companies. Dr. Rowinsky has been an advisor to academic, industrial, and FDA advisory boards and has more than 300 peer-reviewed publications. Dr. Rowinsky received his B.A. from New York University and his M.D. from Vanderbilt University School of Medicine. Based on Dr. Rowinsky’s service on boards of directors in the biotechnology and pharmaceutical industries and his extensive experience and background in oncology, the Board of Directors believes that Dr. Rowinsky has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

David J. Barrett has served as a member of the Board of Directors since May 2011. In July 2010, after transitioning from Neuro-Hitech, Inc., Mr. Barrett became the chief financial officer of Ventrus Biosciences, Inc., a pharmaceutical company focused on the late-stage clinical development of gastrointestinal products. From April 2006 to September 2009, Mr. Barrett served as chief financial officer of Neuro-Hitech, Inc., a company focused on developing, marketing, and distributing branded and generic pharmaceutical products. From September 2003 to April 2006, Mr. Barrett was the chief financial officer/vice president of finance of Overture Asset Managers and Overture Financial Services, which, at the time, were private start-up asset management firms that assembled investment products and platforms to distribute turnkey and unbundled investment solutions to financial intermediaries and institutional investors. From July 1999 to September 2003, Mr. Barrett was employed as a manager at Deloitte & Touche, LLP. Mr. Barrett received his B.S. in accounting and economics in May 1998 and his M.S. in accounting in May 1999 from the University of Florida. He is a certified public accountant. Based on Mr. Barrett’s management experience, particularly in areas of finance and investment management, the Board of Directors believes that Mr. Barrett has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

Jimmie Harvey, Jr., M.D. has served as a member of the Board of Directors since December 2008. In 1984, Dr. Harvey founded Birmingham Hematology and Oncology Associates L.L.C., a private medical company located in Birmingham, Alabama. Dr. Harvey has experience in clinical trial execution and management and has recently been a principal investigator in two trials, one investigating a novel monoclonal antibody and the other a small molecule used to treat immunologic malignancies. Dr. Harvey holds a B.A. in chemistry from Emory University and received his M.D. from Emory University School of Medicine. Dr. Harvey completed his medical oncology training at the Vincent T. Lombardi Cancer Center at Georgetown University. Based on Dr. Harvey’s medical background, including his oncology expertise, the Board of Directors believes that Dr. Harvey has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

J. Jay Lobell has served as a member of the Board of Directors since June 2006. Mr. Lobell is president of Meridian Capital Group, LLC, a commercial real estate mortgage company, which he joined as a senior officer in January 2010. Mr. Lobell also is a founder of, and since December 2009 has served as vice chairman of, Beech Street Capital, LLC, a real estate lending company. Since January 2005, Mr. Lobell has served as president and chief operating officer of Paramount Biosciences, LLC, or PBS, a private biotechnology investment and development company. In that capacity, he had substantial responsibility for the assembly and oversight of companies PBS founded and incubated, including the Company and Asphelia Pharmaceuticals, Inc. Mr. Lobell previously has served on the board of directors of NovaDel Pharma Inc., Innovive Pharmaceuticals, Inc., and ChemRx Corporation, a private company. Mr. Lobell was a partner in the law firm Covington & Burling LLP from October 1996 through January 2005, where he advised companies and individuals as a member of the firm’s securities litigation and white collar defense practice group. Mr. Lobell received his B.A. (summa cum laude, Phi Beta Kappa) from the City University of New York and his J.D. from Yale Law School, where he was senior editor of the Yale Law Journal. Based on Mr. Lobell’s biotechnology, legal, and financial experience, as well as his in-depth understanding of drug commercialization and corporate governance, the Board of Directors believes that Mr. Lobell has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

Michael W. Rogers has served as a member of the Board of Directors since May 2011. From June 2009 to October 2012, Mr. Rogers served as the executive vice president, chief financial officer, and treasurer of BG Medicine, Inc., a life sciences company focused on the discovery, development, and commercialization of novel diagnostic tests. Prior to joining BG Medicine and since 1999, Mr. Rogers held the position of executive vice president, chief financial officer, and treasurer at Indevus Pharmaceuticals, Inc. In 1998, Mr. Rogers was executive vice president and chief financial and corporate development officer at Advanced Health Corporation, a healthcare information technology company. From 1995 to 1997, he was vice president, chief financial officer, and treasurer of AutoImmune, Inc., a biopharmaceutical company. From 1994 to 1995, Mr. Rogers was vice president, investment banking at Lehman Brothers, Inc. From 1990 to 1994, he was associated with PaineWebber, Inc., serving most recently as vice president, investment banking division. Mr. Rogers serves as a director of pSivida, Inc., a medical device company. Mr. Rogers received an M.B.A. from the Darden School at the University of Virginia and a B.A. from Union College. Based on Mr. Rogers’s management experience, particularly in the areas of finance and corporate development, the Board of Directors believes that Mr. Rogers has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

Lindsay A. Rosenwald, M.D. has served as a member of the Board of Directors since October 2009. Since November 2008, Dr. Rosenwald has served as Co-Portfolio Manager & Partner of Opus Point Partners, LLC, an asset management and broker dealer in the life sciences industry. Prior to that, from August 1991 to October 2008, he served as the chairman of Paramount BioCapital, Inc., a private company. Over the last 23 years, Dr. Rosenwald has acted as a biotechnology entrepreneur and been instrumental in the founding and recapitalization of numerous public and private biotechnology and life sciences companies. Dr. Rosenwald received his B.S. in finance from Pennsylvania State University and his M.D. from Temple University School of Medicine. Based on Dr. Rosenwald’s biotechnology and pharmaceutical industry experience and in-depth understanding of the Company’s business, the Board of Directors believes that Dr. Rosenwald has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

Required Vote

The election of each director requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote that are present or represented at the meeting and voted in the election of directors. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the election and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS

Information about the Board

The Board of Directors currently comprises seven members, namely Chairman Dr. Weisman, Vice Chairman Dr. Rowinsky, Messrs. Barrett, Lobell, and Rogers, and Drs. Harvey and Rosenwald. Glenn L. Cooper, M.D. served as a member of the Board and Executive Chairman of the Company until his resignation on December 28, 2012. Bobby W. Sandage, Jr., Ph.D. served as a member of the Board and President of the Company until his resignation on April 22, 2013.

As Chairman, Dr. Weisman has authority to, among other things, call and preside over meetings of the Board of Directors, set meeting agendas, and determine materials to be distributed to the Board. Accordingly, Dr. Weisman has substantial ability to shape the work of the Board.

The Board of Directors believes that having Dr. Weisman, who is also the Company’s Chief Executive Officer, serve as Chairman is suitable for the Company at its present stage. Dr. Weisman possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and its business, and is well positioned to develop agendas that ensure the Board’s time and attention are focused on critical matters. Furthermore, the Board believes that having its Chief Executive Officer serve as Chairman strengthens Dr. Weisman’s ability to develop and implement strategic initiatives and respond efficiently to various situations.

The Board of Directors is aware of potential conflicts that might arise when an employee chairs a board of directors, but believes these potential conflicts are offset by the fact that a majority of the Board and each of the committees of the Board comprise independent directors pursuant to Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In addition, the Board believes Dr. Weisman’s combined role enables decisive leadership and ensures clear accountability. Dr. Sandage served as the Company’s Chief Executive Officer and President until December 28, 2012, and its President until April 22, 2013.

Independence of Directors

The Board of Directors does not have a lead independent director, but the Company believes that its current leadership structure is appropriate, as the majority of the Board is composed of independent directors. In particular, five of the Company’s directors, Messrs. Barrett, Lobell, and Rogers, and Drs. Harvey and Rosenwald are independent directors as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The Board has determined that all of the members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent in accordance with Rule 5605(a)(2) of the Nasdaq Marketplace Rules and each member of the Compensation Committee meets the independence requirements under Rule 5605(d)(2)(A) of the Nasdaq Marketplace Rules. The Board of Directors considers all of its members equally responsible and accountable for oversight and guidance of its activities.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee will consider director candidates recommended by the Company’s stockholders. Potential nominees to the Board are required to have such experience in business or financial matters as would make such nominee an asset to the Board and may, under certain circumstances, be required to be “independent,” as such term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules and applicable SEC regulations.

There have been no material changes to the procedures by which the Company’s stockholders may recommend nominees to the Board of Directors. Stockholders wishing to submit the name of a person as a potential nominee to the Board must send the name, address, and a brief (no more than 500 words) biographical description of such potential nominee to the Nominating and Corporate Governance Committee at the following address: Nominating and Corporate Governance Committee of the Board of Directors, c/o Coronado Biosciences, Inc., 24 New England

Executive Park, Suite 105, Burlington, Massachusetts 01803. Potential director nominees will be evaluated by personal interview, such interview to be conducted by one or more members of the Nominating and Corporate Governance Committee, and/or any other method the Nominating and Corporate Governance Committee deems appropriate, which may, but need not include, a questionnaire. The Nominating and Corporate Governance Committee may solicit or receive information concerning potential nominees from any source it deems appropriate. The Nominating and Corporate Governance Committee may engage in an evaluation process when, among other things, (i) there is a vacancy on the Board, (ii) a director is not standing for re-election, or (iii) the Nominating and Corporate Governance Committee does not intend to recommend the nomination of a sitting director for re-election. A potential director nominee recommended by a stockholder will not be evaluated differently from any other potential nominee. Although it has not done so in the past, the Nominating and Corporate Governance Committee may retain search firms to assist in identifying suitable director candidates.

The Board of Directors does not have a formal policy on Board candidate qualifications. The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. “Diversity,” as such, is not a criterion that the Nominating and Corporate Governance Committee considers. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms, or other persons. The directors will not evaluate candidates differently based on who has made the recommendation.

Board Committees

The Audit Committee comprises Chairman Mr. Rogers and Messrs. Barrett and Lobell. The functions of the Audit Committee include, among other things:

•

evaluating the performance, independence, qualifications, and compensation of the Company’s independent auditors and determining whether to retain its existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of the Company’s independent auditors to perform audit services and any permissible non-audit services;

•	reviewing the Company’s annual and quarterly financial statements and reports and discussing the statements and reports with its independent auditors and management;

•

reviewing with the Company’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy, and effectiveness of its financial controls;

•	establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding financial controls, accounting or auditing matters, and other matters;

•	preparing the report that the SEC will require in the Company’s annual proxy statement;

•	reviewing and providing oversight with respect to any related-party transactions and monitoring compliance with the Company’s Code of Ethics;

•	reviewing the Company’s investment policy on a periodic basis; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

The Board of Directors has determined that each member of the Audit Committee meets the financial literacy requirements under the applicable Nasdaq Marketplace Rules and that Mr. Rogers’ employment experience qualifies him as an audit committee financial expert within the meaning of SEC rules and regulations.

The Compensation Committee comprises Chairman Mr. Rogers and Drs. Harvey and Rosenwald. The functions of the Compensation Committee include, among other things:

•

reviewing the Company’s corporate goals and objectives relevant to its executives’ compensation, evaluating the executives’ performance in light of such goals and objectives and determining, either as a committee or together with the other independent directors, executive compensation levels based on such evaluations;

•	reviewing and making recommendations to the Board of Directors with respect to non-executive officer compensation and independent director compensation;

•	administering the Company’s incentive compensation and equity-based plans;

•	preparing the report that the SEC will require in the Company’s annual proxy statement and/or Form 10-K; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee, and the adequacy of its charter.

The Compensation Committee has the authority to delegate its responsibilities to subcommittees as it deems appropriate in its sole discretion.

The Nominating and Corporate Governance Committee comprises Chairman Mr. Lobell and Dr. Rosenwald. The functions of the Nominating and Corporate Governance Committee include, among other things:

•	making recommendations to the Board of Directors regarding the size and composition of the Board;

•	establishing procedures for the nomination process and screening and recommending candidates for election to the Board;

•	establishing and administering a periodic assessment procedure relating to the performance of the Board as a whole and its individual members; and

•	making recommendations to the Board regarding corporate governance matters and practices, including formulating and periodically reviewing corporate governance guidelines to be adopted by the Board.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by the Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under the Investors—Governance—Governance Documents section of the Company’s website at www.coronadobiosciences.com.

In December 2011, the Board of Directors formed a Pricing Committee to negotiate, authorize, and approve on behalf of the Company the pricing and other key terms of certain Company financings. The Pricing Committee consists of Dr. Rosenwald and Mr. Rogers. Until their resignations from the Board in December 2012 and April 2013, respectively, Dr. Cooper was a member, and Dr. Sandage was Chairman, of the Pricing Committee.

Risk Oversight

The Board of Directors is responsible for the Company’s risk oversight and has delegated that role to the Audit Committee. The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee receives reports from management at least quarterly regarding its assessment of risks. In addition, the Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile. The Audit Committee and the full Board focus on the most significant risks the Company faces and its general risk management strategies. While the Board oversees the Company’s risk management, management is responsible for day-to-day risk management processes. The Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities, and to effectively implement risk management strategies adopted by the Audit Committee and the Board. The Company believes this division of responsibilities is the most effective approach for addressing the risks the Company faces and that the Board leadership structure, which also emphasizes the independence of the Board in its oversight of its business and affairs, supports this approach.

Information Regarding Meetings of the Board and Committees

During 2012, the Board of Directors held eight meetings, and its committees, the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Pricing Committee collectively held 10 meetings. All of the Company’s directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he served during 2012. The following table sets forth 2012 membership and meeting information for each committee of the Board.

Name	Audit	Compensation	Nominating and Corporate Governance	Pricing
Harlan F. Weisman, M.D.
Glenn L. Cooper, M.D.(1)				X
Eric K. Rowinsky, M.D.
Bobby W. Sandage, Jr. Ph.D.(2)				Chair
David J. Barrett	X
Jimmie Harvey, Jr., M.D.		X
J. Jay Lobell	X		Chair
Michael W. Rogers	Chair	Chair		X
Lindsay A. Rosenwald, M.D.		X	X	X

Number of Meetings held in 2012	4	2	0(3)	4

(1)	Dr. Cooper resigned from the Board in December 2012.
(2)	Dr. Sandage resigned from the Board in April 2013.
(3)	While the Nominating and Corporate Governance Committee did not meet in person in 2012, it did act by unanimous written consent during that year.

Each member of the Board of Directors is expected to participate, either in person or via teleconference, in meetings of the Board and meetings of committees of which each director is a member, and to spend the time necessary to properly discharge such director’s respective duties and responsibilities. While the Company does not have a written policy regarding directors’ attendance at annual meetings of stockholders, it strongly encourages all directors to attend. All directors attended the 2012 Annual Meeting of Stockholders.

Code of Ethics

The Board of Directors adopted a Code of Ethics that applies to all directors, officers, and employees. The Code of Ethics is available under the Investors—Governance—Governance Documents section of the Company’s website at www.coronadobiosciences.com. A copy of the Company’s Code of Ethics will also be provided to any person, without charge, upon written request sent to the Company at its offices located at 24 New England Executive Park, Suite 105, Burlington, Massachusetts 01803.

Communications with the Board

Stockholders can mail communications to the Board of Directors, c/o Coronado Biosciences, Inc., 24 New England Executive Park, Suite 105, Burlington, Massachusetts 01803, who will forward the correspondence to each addressee.

PROPOSAL TWO

APPROVAL OF THE CORONADO BIOSCIENCES, INC. 2013 STOCK INCENTIVE PLAN

On April 24, 2013, the Board of Directors approved the Coronado Biosciences, Inc. 2013 Stock Incentive Plan, or the 2013 Plan, subject to stockholder approval. The Company believes that the 2013 Plan is an important incentive for its employees and is critical to the Company’s ongoing effort to build stockholder value and align the interests of employees and directors with those of the Company’s stockholders. Equity awards are a significant part of the Company’s ability to attract, retain, and motivate people whose skills and performance are critical to its success. The Company has a practice of linking key employee compensation to corporate performance because it believes that this increases employee motivation to improve stockholder value. The Company has, therefore, consistently included equity incentives as a significant component of compensation for its employees, as evidenced by awards granted pursuant to the Coronado Biosciences, Inc. 2007 Stock Incentive Plan, or the 2007 Plan. However, as of May 1, 2013, there were only 53,340 shares of the Company’s common stock remaining for issuance under the 2007 Plan. Coronado will continue to make equity grants under the 2007 Plan for so long as shares remain available for issuance under the 2007 Plan.

Following is a summary of the principal features of the 2013 Plan. The summary is qualified by the full text of the 2013 Plan, attached to this Proxy Statement as Appendix A.

Key Provisions

Following are the key provisions of the 2013 Plan:

Provision of Plan	Description
Eligible Participants:	Employees, directors, and consultants of the Company and any successor entity that adopts the 2013 Plan.

Share Reserve:

•      Total of 2,300,000 shares of the Company’s common stock.

•      The reserved shares will be reduced (i) by one share for each share granted pursuant to stock options, stock appreciation rights, or other awards awarded under the 2013 Plan, and (ii) to the extent cash is delivered in lieu of shares of common stock upon the exercise of a stock appreciation right, the Company will be deemed to have issued the greater of the number of shares of common stock which it was entitled to issue upon such exercise or on the exercise of any related stock option.

Award Types:	• Incentive stock options • Nonstatutory stock options • Stock appreciation rights • Restricted stock awards • Restricted stock unit awards

Vesting:	Determined by the Board of Directors.

Award Limits:	No more than 500,000 shares may be issued to a single participant pursuant to stock options and stock appreciation rights in a calendar year.

Repricings:	Repricing of outstanding stock awards is not permitted without the approval of the Company’s stockholders, except for certain ratable capitalization adjustments as set forth in the 2013 Plan.

Plan Termination Date:	April 24, 2023.

Administration

The 2013 Plan is administered by the Board of Directors or a committee designated by the Board. With respect to grants of awards to the Company’s officers or directors, the 2013 Plan is administered by the Board or a designated committee in a manner that permits such grants to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Grants of awards to covered employees as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, will be made only by a committee composed solely of two or more directors eligible to serve on a committee making awards. The plan administrator has the full authority to select recipients of the grants, determine the extent of the grants, establish additional terms, conditions, rules or procedures to accommodate rules or laws of applicable non-U.S. jurisdictions, adjust awards and to take any other action deemed appropriate; however, no action may be taken that is inconsistent with the terms of the 2013 Plan.

Available Shares

Subject to adjustment upon certain corporate transactions or events, a maximum of 2,300,000 shares of the Company’s common stock may be issued under the 2013 Plan. In addition, subject to adjustment upon certain corporate transactions or events, a participant in the 2013 Plan may not receive options or stock appreciation rights with respect to more than 500,000 shares of common stock in any year. Any shares covered by an award which is forfeited, canceled, or expires shall be deemed to have not been issued for purposes of determining the maximum aggregate number of shares which may be issued under the 2013 Plan, except that the maximum aggregate number of shares which may be issued pursuant to the exercise of incentive stock options shall not exceed 2,300,000 shares. Shares that actually have been issued under the 2013 Plan pursuant to an award shall not be returned to the 2013 Plan and shall not become available for future issuance under the 2013 Plan other than unvested shares that are forfeited or repurchased by the Company. To the extent that cash is delivered in lieu of shares of common stock upon the exercise of a stock appreciation right, the Company shall be deemed, for purposes of applying the limitation on the number of shares, to have issued the greater of the number of shares of common stock which it was entitled to issue upon such exercise or on the exercise of any related option. Shares of common stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options shall not be available for awards under the 2013 Plan.

Eligibility and Types of Awards

The 2013 Plan permits the Company to grant stock awards, including stock options and stock appreciation rights, to its employees, directors, and consultants.

Stock Options

A stock option may be an incentive stock option, within the meaning of section 422 of the Code, or a nonstatutory stock option. However, only employees may be granted incentive stock options. Incentive and nonstatutory stock options are granted pursuant to option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2013 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of the Company’s common stock on the date of grant. Options granted under the 2013 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of the stock options granted under the 2013 Plan, up to a maximum of 10 years, except in the case of certain incentive stock options, as described below. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s relationship with the Company, or any of its affiliates, ceases for any reason other than disability or death, the optionholder may exercise any options vested as of the date of termination, but only during the post-termination exercise period designated in the optionholder’s stock option agreement. The plan administrator may determine such other portion of the optionholder’s unvested award that may be exercised during the post-termination exercise period. The optionholder’s stock option agreement may provide that upon the termination of the optionholder’s relationship with the Company, for cause, the optionholder’s right to exercise its options shall terminate concurrently with the termination of the relationship. If an optionholder’s service relationship with the Company, or any of its affiliates, ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or beneficiary may exercise any vested options for a period of 12 months. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws or such longer period as specified in the stock option agreement but in no event beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash or check, (b) surrender of a promissory note acceptable to the plan administrator (subject to minimum interest provisions set forth in the 2013 Plan), (c) a broker-assisted cashless exercise, (d) the tender of common stock previously owned by the optionholder, (e) a net exercise of the option, (f) past or future services rendered, (g) any combination of the foregoing methods of payment, and (h) any other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, awards generally are not transferable except by will or the laws of descent and distribution. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Incentive stock options may be granted only to the Company’s employees. The aggregate fair market value, determined at the time of grant, of shares of the Company’s common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under the 2013 Plan may not exceed $100,000. No incentive stock option may be granted to any employee who, at the time of the grant, owns or is deemed to own stock representing more than 10% of the voting power of all classes of stock of the Company or any of the Company’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (b) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2013 Plan either concurrently with the grant of an option or alone, without reference to any related stock option. The plan administrator determines both the number of shares of common stock related to each stock appreciation right and the exercise price for a stock appreciation right, within the terms and conditions of the 2013 Plan, provided that the exercise price of a stock appreciation right cannot be less than 100% of the fair market value of the common stock subject thereto on the date of grant. In the case of a stock appreciation right granted concurrently with a stock option, the number of shares of common stock to which the stock appreciation right relates will be reduced in the same proportion that the holder of the related stock option exercises the option.

The plan administrator determines whether to deliver cash in lieu of shares of common stock upon the exercise of a stock appreciation right. If common stock is issued, the number of shares of common stock that will be issued upon the exercise of a stock appreciation right is determined by dividing (i) the number of shares of common stock as to which the stock appreciation right is exercised multiplied by the amount of the appreciation in such shares, by (ii) the fair market value of a share of common stock on the exercise date.

If the plan administrator elects to pay the holder of the stock appreciation right cash in lieu of shares of common stock, the holder of the stock appreciation right will receive cash equal to the fair market value on the exercise date of any or all of the shares which would otherwise be issuable.

The exercise of a stock appreciation right related to a stock option is permissible only to the extent that the stock option is exercisable under the terms of the 2013 Plan on the date of surrender. Any incentive stock option surrendered will be deemed to have been converted into a non-qualified stock option immediately prior to such surrender.

Restricted Stock

Restricted stock awards are awards of shares of the Company’s common stock that vest in accordance with established terms and conditions. The Board or committee thereof sets the terms of the restricted stock awards, including the size of the restricted stock award, the price (if any) to be paid by the recipient, the vesting schedule, and any performance criteria that may be required for the stock to vest. The restricted stock award may vest based on continued employment and/or the achievement of performance goals. If a participant’s service terminates before the restricted stock is fully vested, all of the unvested shares may be forfeited to, or repurchased by, the Company.

Restricted Stock Units

A restricted stock unit is a right to receive stock or cash equal to the value of a share of stock at the end of a set period. No stock is issued at the time of grant. The Board or committee thereof sets the terms of the restricted stock unit award, including the size of the restricted stock unit award, the consideration (if any) to be paid by the recipient, the vesting schedule, any performance criteria and the form (stock or cash) in which the award will be settled. When a participant’s service terminates, the unvested portion of the restricted stock unit award generally will be forfeited.

Corporate Transactions

Effective upon the consummation of a corporate transaction, all outstanding awards under the 2013 Plan shall terminate. However, all such awards shall not terminate to the extent they are assumed in connection with the corporate transaction.

The plan administrator shall have the authority, exercisable either in advance of any actual or anticipated corporate transaction or at the time of an actual corporate transaction and exercisable at the time of the grant of an award under the 2013 Plan or any time while an award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the 2013 Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such awards in connection with a corporate transaction, on such terms and conditions as the plan administrator may specify. The plan administrator may also condition any such award’s vesting and exercisability or release from such limitations upon the subsequent termination of the continuous service of the holder of the award within a specified period following the effective date of the corporate transaction. The plan administrator may provide that any awards so vested or released from such limitations in connection with a corporate transaction, shall remain fully exercisable until the expiration or sooner termination of the award.

Amendment and Termination

The Board of Directors may amend, suspend, or terminate the 2013 Plan, except that it may not amend the 2013 Plan in any way that would adversely affect a participant with respect to an award previously granted. In addition, the Board may not amend the 2013 Plan without stockholder approval if such approval is then required pursuant to Section 422 of the Code, the regulations promulgated thereunder, or the rules of any stock exchange or similar regulatory body.

Tax Withholding

The Board of Directors may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (a) causing the participant to tender a cash payment, (b) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award, (c) withholding cash from an award settled in cash or other amounts payable to the participant, and/or (d) any other method set forth in the award agreement.

Summary of Federal Income Tax Consequences of the 2013 Plan

The following summary is intended only as a general guide to the U.S. federal income tax consequences under current law of participation in the 2013 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable. Recipients of awards under the 2013 Plan should consult their own tax advisors to determine the tax consequences to them as a result of their particular circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, the Company will not be entitled to any income tax deduction.

If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income as the result of the grant of such an option so long as the exercise price is equal to the fair market value of the stock on the date of grant and the option (and not the underlying stock) does not have a readily ascertainable fair market value at such time. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the option exercise price and the then-fair market value of the shares purchased. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights

A participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock

A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” (as defined below) and their purchase price, if any. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable, or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. The Company generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

Restricted Stock Units

No taxable income is recognized upon receipt of a restricted stock unit award. In general, the participant will recognize ordinary income in the year in which the units vest and are settled in an amount equal to any cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Potential Limitation on Deductions

Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting the Company to claim the full federal tax deduction otherwise allowed for such compensation.

In accordance with Treasury Regulations (defined below) issued under Section 162(m) of the Code, compensation attributable to awards of stock options and stock appreciation rights will qualify as performance-based compensation if (i) such awards are approved by a compensation committee composed solely of “outside directors”, (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the plan is approved by the stockholders, and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. It is intended that options and SARs granted under the 2013 Plan qualify as performance-based compensation that is exempt from the $1 million deduction limitation. “Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to the Code.

Further, in accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to restricted stock awards, and restricted stock unit awards granted under a plan will qualify as performance-based compensation if (i) the award is granted by a compensation committee composed solely of “outside directors,” (ii) the award becomes vested or is settled, as applicable, only upon the achievement of a performance goal based upon objective business criteria established in writing by the compensation committee within 90 days after the commencement of the performance period and while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the settlement of the award that the performance goal has been satisfied, and (iv) prior to the granting (or vesting or settlement) of the award, the stockholders have approved the material terms that may be incorporated into an award by the compensation committee (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal). It is intended that the Committee may grant restricted stock awards and restricted stock unit awards under the 2013 Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the U.S. federal income tax consequences to the participant and the Company with respect to the grant and exercise of options and other awards under the 2013 Plan. The summary does not purport to be complete, and it does not address the tax consequences of the participant’s death, any tax laws of any municipality, state or foreign country in which a participant might reside, or any other laws other than U.S. federal income tax laws.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote that are present or represented at the meeting and voted is required to approve the 2013 Plan. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted at the meeting, and accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR the approval of the Coronado Biosciences Inc. 2013 Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2012 and May 1, 2013, certain information related to the Company’s compensation plans under which shares of its common stock are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
	12/31/2012	05/01/2013	12/31/2012	05/01/2013	12/31/2012	05/01/2013
Equity compensation plans approved by stockholders
Coronado Biosciences, Inc. 2007 Stock Incentive Plan	2,519,070	4,093,837	$3.37	$4.46	1,824,930	53,340
2012 Employee Stock Purchase Plan	—	—	—	—	178,356	178,356
Equity compensation plans not approved by stockholders
Warrants Issued as Compensation(2)	318,009	223,009	$3.83	$3.89	—	—
Coronado Biosciences, Inc. 2013 Stock Incentive Plan	—	—	—	—	—	2,300,000

Total	2,837,079	4,316,846			2,003,286	2,531,696

(1)	The weighted-average remaining term of all awards issued pursuant to equity compensation plans approved by stockholders and outstanding at December 31, 2012 and May 1, 2013 was 8.5 years and 8.9 years, respectively.
(2)	Consists of warrants issued to consultants in connection with various services and warrants issued to Hercules Growth Capital, Inc. in connection with a loan received by the Company in 2012.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, the Board of Directors is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, the Board and the Compensation Committee value the opinion of the Company’s stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand and address issues and concerns not previously presented.

Executive compensation is an important matter for stockholders. The core of the Company’s executive compensation philosophy and practice continues to be to pay for performance. The Company’s executive officers are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. The Company believes its compensation program is strongly aligned with the long-term interests of the Company’s stockholders. Compensation of the Company’s executive officers is designed to enable the Company to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

The compensation of the named executive officers is described on pages 29-43 of this Proxy Statement, which includes the Compensation Discussion and Analysis, or CD&A. The CD&A provides additional details on executive compensation, including the Company’s compensation philosophy and objectives, and the fiscal 2012 compensation of the named executive officers.

The Company is asking stockholders to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2012, and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on the Company or the Board of Directors, and will not be construed as overruling any decision by the Company or by the Board. The vote will not be construed to create or imply any change to the Company’s fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for the Company or the Board.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote that are present or represented at the meeting and voted is required to approve, on an advisory basis, the compensation of the Company’s named executive officers. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the meeting and, accordingly, will not affect the outcome of the say on pay vote.

The Board of Directors unanimously recommends stockholders vote, on an advisory basis, FOR the Company’s 2012 executive compensation.

PROPOSAL FOUR

ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, the Company is also required to seek a nonbinding advisory stockholder vote regarding the frequency of submission to stockholders of a say on pay advisory vote such as Proposal Three. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on the Company’s executive compensation programs either annually, every two years, or every three years. Although this vote is advisory and nonbinding, the Board of Directors will review voting results and give consideration to the outcome of such voting.

The Board of Directors recognizes the importance of receiving regular input from the Company’s stockholders on important issues such as the Company’s compensation programs. The Board also believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term, and that it should receive advisory input from stockholders each year. Accordingly, as indicated below, the Board recommends that you vote in favor of an annual advisory vote on the Company’s compensation programs.

Stockholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when voting in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Coronado Biosciences, Inc. is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2012, and the other related tables and disclosures).”

As indicated above, the stockholder vote on the frequency of nonbinding stockholder votes to approve executive compensation will not be binding on the Company or the Board of Directors, and will not be construed as overruling any decision by the Company or the Board. The vote will not be construed to create or imply any change to the Company’s fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for the Company or the Board.

Required Vote

The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the election and, accordingly, will not affect the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote for the option of EVERY YEAR as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP, or PwC, to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2013 and recommends that stockholders vote for the ratification of such appointment. Although ratification is not required by the Company’s Amended and Restated Bylaws or otherwise, the Board is submitting the selection of PwC to stockholders for ratification because it values stockholders’ views on its independent registered public accounting firm and as a matter of good corporate practice. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification of PwC, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of the Company and its stockholders.

PwC has audited the Company’s financial statements annually since 2009. A representative of PwC is expected to be present by teleconference at the 2013 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Required Vote

Approval of the ratification of the appointment of PwC as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote that are present or represented and voted at the meeting. Abstentions will be counted for purposes of determining the number of shares represented and voted at the meeting and, accordingly, will affect the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. As set forth in the Audit Committee’s charter, Company management is responsible for the preparation, presentation, and integrity of the financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

In the performance of this oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with management. The Audit Committee has also reviewed and discussed with PwC, the Company’s independent registered public accounting firm, the audited financial statements, the audit of the Company’s internal control over financial reporting, and the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board’s Rule 3256, Communication with Audit Committees Concerning Independence, and has discussed with PwC its independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s consideration and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the reports, reviews, and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 18, 2013.

PwC has served as the Company’s independent registered public accounting firm and has audited its consolidated financial statements since 2009.

Summary of Fees

The Audit Committee has adopted policies and practices relating to the approval of all audit and non-audit services that are to be performed by the Company’s registered public accounting firm. This policy generally provides that the Company will not engage the registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is subject to a maximum dollar amount.

The following table summarizes the aggregate fees PwC billed the Company for professional services rendered to the Company in 2011 and 2012. A description of these various fees and services are in the footnotes to the table.

	Years Ended December 31,
	2011	2012
Audit Fees(1)	$506,500	$505,500
Audit-Related Fees(2)	27,400	—
Tax Fees(3)	—	18,300
All Other Fees(4)	—	1,800

Total	$533,900	$525,600

(1)	Audit Fees—This category includes the audit of the Company’s annual financial statements, review of financial statements included in its Quarterly Reports on Form 10-Q, and services that are normally provided by independent auditors in connection with the engagement for fiscal years.
(2)	Audit-Related Fees—This category consists of fees reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees.” Audit-related fees of $27,400 in 2011 related to due diligence for a corporate transaction.
(3)	Tax Fees—This category consists of tax compliance, tax advice, and tax planning work.
(4)	All Other Fees—This category consists of fees for other miscellaneous items.

The Audit Committee has considered whether and determined that the provision of the non-audit services rendered to the Company during 2011 and 2012 was compatible with maintaining the independence of PwC.

THE AUDIT COMMITTEE

Michael W. Rogers, Chairman

David J. Barrett

J. Jay Lobell

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of May 1, 2013 unless otherwise noted below for the following:

•	each person or entity known to own beneficially more than 5% of the Company’s outstanding common stock as of the date indicated in the corresponding footnote;

•	each of the named executive officers named in the Summary Compensation table;

•	each director nominee; and

•	all director nominees and executive officers as a group.

Applicable percentage ownership is based on 27,995,074 shares of the Company’s common stock outstanding as of May 1, 2013, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after May 1, 2013, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Coronado Biosciences, Inc., 24 New England Executive Park, Suite 105, Burlington, Massachusetts 01803.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Elliott Associates, L.P.(1)	3,731,279	13.3%
Lindsay A. Rosenwald, M.D.(2)	3,594,511	12.8%
FMR LLC(3)	3,017,032	10.8%
RA Capital Management, LLC(4)	1,735,597	6.2%
LAR State Trusts and LAR Family Trusts(5)	1,464,869	5.2%
J. Jay Lobell(6)	346,066	1.2%
Eric K. Rowinsky, M.D.(7)	133,993	*
Dale Ritter(8)	100,000	*
Karin Hehenberger, M.D., Ph.D.(9)	95,925	*
Noah D. Beerman(10)	85,000	*
Lucy Lu, M.D.(11)	85,000	*
Jimmie Harvey, Jr. M.D.(12)	21,667	*
Michael W. Rogers(12)	21,667	*
David J. Barrett(12)	21,667	*
Harlan F. Weisman(13)	20,000	*
All officers and directors as a group (11 persons)	4,525,496	15.8%

*	Less than 1%.
(1)	Based on information contained in Schedule 13G/A filed with the SEC on June 26, 2012 by Elliott Associates, L.P. (“Elliott Associates”), Elliott International, L.P. (“Elliott International”), and Elliott International Capital Advisors Inc. (“International Advisors”). Includes 792,328 shares of common stock held directly by Elliott Associates, 1,284,053 shares of common stock held directly by Manchester Securities Corp., a wholly owned subsidiary of Elliott Associates (“Manchester”) and 1,654,898 shares of common stock held directly by Elliott International and indirectly by International Advisors. Manchester’s address is 712 Fifth Avenue, New York, New York 10019. On Schedule 13G/A, Elliott Associates, Elliott International, and International Advisors did not list any natural persons having voting and/or dispositive powers over the shares held of record by the company.
(2)

Includes 3,594,511 shares of common stock, 2,659,001 shares of which are held directly by Dr. Rosenwald, 170,983 shares of which are held by Capretti Grandi, LLC, 742,861 shares of which are held by PBS, and 21,666 shares of which are issuable upon the exercise of options exercisable within 60 days of May 1, 2013.

Dr. Rosenwald has voting and dispositive control over the shares held by Capretti Grandi, LLC and PBS. Does not include (i) 453,822 shares of common stock held by the LAR Family Trusts, (ii) 11,047 shares of common stock underlying warrants held by the LAR Family Trusts, or (iii) 1,000,000 shares of common stock held by state trusts established for the benefit of Dr. Rosenwald’s family, over which Dr. Rosenwald does not have any voting or dispositive control.
(3)	Based on the information contained in Schedule 13G filed with the SEC on March 11, 2013 by FMR LLC (“FMR”), Edward C. Johnson 3d, Fidelity Management & Research Company (“Fidelity”) and Pyramis Global Advisors Trust Company (“Pyramis”). Fidelity, a wholly owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”), is the beneficial owner of 696,300 shares of common stock, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Mr. Johnson and FMR, through their control of Fidelity, have the sole power to dispose of 696,300 shares owned by Fidelity. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act, is the beneficial owner of 36,690 shares of common stock, as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940. Mr. Johnson and FMR, through their control of PGALLC, each has sole dispositive power over 36,690 shares and sole power to vote or to direct the voting of 36,690 shares of common stock owned by the institutional accounts or funds advised by PGALLC. Pyramis, an indirect wholly owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 2,284,042 shares of common stock, as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR, through their control of Pyramis, each has sole dispositive power over 2,284,042 shares and sole power to vote or to direct the voting of 2,284,042 shares of common stock owned by the institutional accounts managed by Pyramis. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2013 by RA Capital Management, LLC (“Capital”), Peter Kolchinsky, and RA Capital Healthcare Fund, L.P. (“Fund”). Includes 983,382 shares of common stock held directly by the Fund and 1,735,597 shares of common stock held indirectly by (i) Capital, as the investment adviser and sole general partner of the Fund and investment adviser to an account owned by a separate investment vehicle, and (ii) Mr. Kolchinsky as the manager of Capital. Mr. Kolchinsky, by virtue of his position as manager of Capital, has the sole authority to vote and dispose of all shares of common stock held by the Fund and Capital. The principal business office of the Fund, Capital and Mr. Kolchinsky is 20 Park Plaza, Suite 1200, Boston, Massachusetts 02116.
(5)	Mr. Gross is the trustee of four state trusts established for the benefit of Lindsay Rosenwald and his family, which own an aggregate of 1,000,000 shares of the Company’s capital stock as follows: (a) Lindsay A. Rosenwald 2000 Irrevocable Indenture of Trust dated May 24, 2000 (Delaware) owns 720,000 shares of common stock; (b) Lindsay A. Rosenwald Alaska Irrevocable Indenture of Trust dated August 28, 2001 owns 80,000 shares of common stock; (c) Lindsay A. Rosenwald Nevada Irrevocable Indenture of Trust dated January 6, 2003 owns 100,000 shares of common stock; and (d) Lindsay A. Rosenwald Rhode Island Irrevocable Indenture of Trust dated August 28, 2001 owns 100,000 shares of common stock. Mr. Gross is also the trustee of the LAR Family Trusts which hold 464,869 shares, 11,047 of which relate to warrants held by the LAR Family Trusts. Mr. Gross may be deemed to beneficially own the shares held by these trusts because he has sole voting and dispositive control over all shares held by these trusts. Mr. Gross’s address is c/o AmTrust Financial Services, 59 Maiden Lane, 6th Floor, New York, New York 10038.
(6)	Includes 346,066 shares of common stock, 321,000 shares of which are held directly by Mr. Lobell, 21,667 shares of which are issuable upon the exercise of options exercisable within 60 days of May 1, 2013 and 3,399 shares of which are issuable upon the exercise of warrants exercisable within 60 days of May 1, 2013.
(7)	Includes 133,993 shares of common stock, all of which are issuable upon exercise of options exercisable within 60 days of May 1, 2013.
(8)	Includes 100,000 shares of common stock, 10,000 shares of which are held jointly by Mr. Ritter and his spouse and 90,000 shares of which are issuable upon exercise of options exercisable within 60 days of May 1, 2013.

(9)	Includes 95,925 shares of common stock, 20,925 shares of which are held directly by Dr. Hehenberger and 75,000 shares of which are issuable upon exercise of options exercisable within 60 days of May 1, 2013.
(10)	Includes 85,000 shares of common stock, 10,000 shares of which are held directly by Mr. Beerman and 75,000 shares of which are issuable upon the exercise of options exercisable within 60 days of May 1, 2013.
(11)	Includes 85,000 shares of common stock, 10,000 shares of which are held directly by Dr. Lu and 75,000 shares of which are issuable upon exercise of options exercisable within 60 days of May 1, 2013.
(12)	Includes 21,667 shares of common stock, all of which are issuable upon exercise of options exercisable within 60 days of May 1, 2013.
(13)	Includes 20,000 shares of common stock held directly by Dr. Weisman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. These executive officers, directors, and greater than 10% beneficial owners, are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons. Based solely upon the Company’s review of such forms furnished to it, the Company believes that during the prior fiscal year, all of its executive officers, directors, and every person who is directly or indirectly the beneficial owner of more than 10% of any class of the Company’s securities, complied with the filing requirements of Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with Company management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael W. Rogers, Chair

Jimmie Harvey, Jr., M.D.

Lindsay A. Rosenwald, M.D.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis explains the Company’s compensation philosophy, policies, and practices with respect to the named executive officers. The Compensation Committee is responsible for creating and reviewing the compensation of the Company’s executive officers, as well as overseeing the Company’s compensation and benefit plans and policies and administering the Company’s equity incentive plans.

Compensation Philosophy

The Company believes in providing a competitive total compensation package to its executive management team through a combination of base salary, discretionary bonuses, grants under equity incentive compensation plans, severance and change in control benefits, and broad-based benefits programs. The executive compensation programs are designed to achieve the following objectives:

•	reward achievement;

•	attract, motivate, and retain executives of outstanding ability and potential; and

•	ensure that executive compensation is meaningfully related to the creation of stockholder value.

The Board of Directors believes that the Company’s executive compensation programs should include short- and long-term components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations. The Board evaluates both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size and stage of development operating in the life sciences industry, taking into account the Company’s relative performance and its own strategic objectives.

Setting Executive Compensation

The Company has historically conducted a review of the aggregate level of its executive compensation, as well as the mix of elements used to compensate its executive officers. The Company has based this review primarily on the experience of the members of the Board of Directors, many of whom sit on the boards of directors of numerous companies in the life sciences and healthcare fields. It is expected that in the future, the Compensation Committee will take into account publicly available data relating to the compensation practices and policies of other companies within and outside our industry. Although the Company expects the Compensation Committee to use such survey data as a tool in determining executive compensation, it expects that members of the Compensation Committee will continue to apply their subjective discretion to make compensation decisions. The Board has not yet determined to benchmark executive compensation against any particular group of companies or use a formula to set executive compensation in relation to such survey data.

Elements of Executive Compensation

The compensation program for the Company’s executive officers consists principally of three components:

•	base salary;

•	annual discretionary bonuses; and

•	long-term compensation in the form of stock options or other equity-based awards.

Base Salary

Base salaries for the Company’s executives are initially established through arm’s-length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary, the scope of his or her responsibilities, and competitive market compensation paid by other companies for similar positions within the industry. Base salaries are reviewed annually, typically in connection with the annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. In making decisions regarding salary increases, the Company may also draw upon the experience of members of the Board of Directors with other companies. The Board has not previously applied specific formulas to determine increases, although it has generally awarded increases as a percentage of an executive officer’s then-current base salary. This strategy is consistent with the Company’s intent of offering base salaries that are cost-effective while remaining competitive.

The Company hired Dr. Weisman to serve as its Chairman and Chief Executive Officer in December 2012 and entered into an employment agreement with Dr. Weisman on January 7, 2013. Dr. Weisman’s annual base salary for 2013 was set at $600,000. This salary was determined as part of the negotiation of Dr. Weisman’s employment agreement, which was conducted by Dr. Rosenwald on the Company’s behalf and approved by the Board of Directors. In approving the salary, the Board considered Dr. Weisman’s requested salary and the salaries of other members of the management team.

The Company hired Dr. Sandage to serve as its President and Chief Executive Officer in April 2011. Dr. Sandage’s annual base salary for 2011 was set at $375,000. This salary was determined as part of the negotiation of Dr. Sandage’s employment agreement, which was conducted by Dr. Cooper on the Company’s behalf and approved by the Board of Directors. In approving the salary, the Board considered Dr. Sandage’s requested salary and the salaries of other members of the management team. Dr. Sandage’s salary was most similar to that of the Company’s preceding Chief Executive Officer, reflective of the fact that Dr. Sandage succeeded such person as the Company’s President and Chief Executive Officer. In February 2012, Dr. Sandage’s base salary was increased to $395,000 to recognize his performance and achievements in 2011. Dr. Sandage’s salary was increased to $406,850 in 2013 reflecting a 3% cost of living adjustment.

The Company hired Mr. Beerman to serve as its Executive Vice President and Chief Operating Officer in September 2011. Mr. Beerman’s base salary for 2011 was set at $325,000. This salary was determined as part of the negotiation of Mr. Beerman’s employment agreement, which was conducted by Drs. Cooper and Sandage on the Company’s behalf and approved by the Board of Directors. In approving the salary, the Board considered Mr. Beerman’s requested salary and the salaries of other members of the management team. In February 2012, Mr. Beerman’s base salary was increased to $328,000 and in 2013 it was increased to $337,840 reflecting a 3% cost of living adjustment.

The Company hired Dr. Lu to serve as its Executive Vice President and Chief Financial Officer in February 2012. Dr. Lu’s base salary for 2012 was set at $300,000. This salary was determined as part of the negotiation of Dr. Lu’s employment agreement, which was conducted by Dr. Sandage on the Company’s behalf and approved by the Board of Directors. In approving the salary, the Board considered Dr. Lu’s requested salary and the salaries of other members of the management team. In 2013, Dr. Lu’s base salary was increased to $307,875 reflecting a 3% cost of living adjustment.

The Company hired Dr. Hehenberger to serve as its Senior Vice President of Scientific Affairs in December 2011 and appointed Dr. Hehenberger Executive Vice President and Chief Medical Officer on April 19, 2012. Dr. Hehenberger’s base salary for 2012 was set at $300,000. This salary was determined as part of the negotiation of Dr. Hehenberger’s employment agreement, which was conducted by Dr. Sandage on the Company’s behalf and approved by the Board of Directors. In approving the salary, the Board considered Dr. Hehenberger’s requested salary and the salaries of other members of the management team. In 2013, Dr. Hehenberger’s base salary was increased to $309,000 reflecting a 3% cost of living adjustment.

The Company hired Mr. Ritter to serve as its Senior Vice President, Finance, Chief Accounting Officer, and acting Chief Financial Officer in May 2011. Mr. Ritter’s base salary for 2011 was set at $250,000. This salary was determined as part of the negotiation of Mr. Ritter’s employment agreement, which was conducted by

Drs. Cooper and Sandage on the Company’s behalf and approved by the Board of Directors. In approving the salary, the Board considered Mr. Ritter’s requested salary and the salaries of other members of the management team. Mr. Ritter’s salary was most similar to that of the preceding Chief Financial Officer, reflective of the fact that Mr. Ritter succeeded to much of the preceding Chief Financial Officer’s responsibilities, while taking in account the fact that his role as acting Chief Financial Officer was temporary until such time as the Company retained Dr. Lu as its full-time Chief Financial Officer. In February 2012, Mr. Ritter’s base salary was increased to $275,000 as an incentive to retain Mr. Ritter’s services subsequent to the hiring of Dr. Lu and in 2013 it was increased to $283,250 reflecting a 3% cost of living adjustment.

Annual Discretionary Bonuses

In addition to the payment of base salaries, the Company believes that discretionary bonuses can play an important role in providing appropriate incentives to its executives to achieve the Company’s strategic objectives. As part of the annual performance reviews, the Compensation Committee reviews and analyzes each executive officer’s overall performance against such executive’s goals as approved by the Compensation Committee. Mr. Beerman, Dr. Lu, Dr. Hehenberger, and Mr. Ritter are eligible for a maximum discretionary bonus of 45%, 40%, 40%, and 40%, respectively, of their salaries pursuant to the terms of their employment agreements. Prior to his resignation in April 2013, Dr. Sandage was eligible for a maximum discretionary bonus of 50% of his salary. In addition, Dr. Sandage was eligible for additional bonuses of $137,500, $125,000, $250,000, and $500,000 based on the achievement of milestones tied to reaching a market capitalization of $125 million, $250 million, $500 million and $1 billion, respectively. Mr. Beerman and Dr. Lu are also eligible for additional discretionary bonuses of $46,875, $93,750, $187,500, and $375,000 based on the achievement of milestones tied to reaching a market capitalization of $125 million, $250 million, $500 million, and $1 billion, respectively. In 2013, the first and second additional bonuses were earned and paid as follows: $262,500 to Dr. Sandage, and $140,625 to each of Mr. Beerman and Dr. Lu.

Following the end of 2011, the Board of Directors reviewed the annual performance in 2011 of Dr. Sandage and Messrs. Beerman and Ritter, the only executive officers eligible for a discretionary bonus, as well as the Company’s overall performance and approved the payments of discretionary bonuses to Dr. Sandage in the amount of $140,000, Mr. Beerman in the amount of $39,000, and Mr. Ritter in the amount of $62,000. Such discretionary bonuses were paid in cash in 2012 and were provided in order to continue to motivate the executives to achieve the Company’s financial and business objectives and was paid in part based on achievements made by the executives and the Company during 2011. On December 28, 2012, in connection with the amendment of Dr. Sandage’s employment agreement, the Board approved the payment to Dr. Sandage of his 2012 performance bonus of $200,000 as well as a retention bonus of $100,000, which was forfeited upon his resignation.

Following the end of 2012, the Compensation Committee reviewed the annual performance in 2012 of Drs. Sandage, Lu, and Hehenberger, and Messrs. Beerman and Ritter, the only executive officers eligible for a discretionary bonus. The Compensation Committee reviewed the 2012 performance targets, which included goals related to initiating and conducting clinical trials, business development, transactions, and maintenance of cash balances, the weight given to each target, specific comments, and circumstances surrounding each target and the Company’s overall performance. After detailed discussion, the Compensation Committee approved that 2012 executive bonuses be paid at 90% of the full bonus amount and approved bonuses, prorated for the time each person was employed by the Company, to Dr. Lu in the amount of $92,492, Dr. Hehenberger in the amount of $108,000, Mr. Beerman in the amount of $132,840, and Mr. Ritter in the amount of $99,000. Dr. Sandage received a bonus of $200,000 pursuant to his amended employment agreement.

Dr. Weisman is eligible for an annual bonus. At the beginning of each calendar year, but no later than February 15 of such calendar year, or later as agreed between Dr. Weisman and the Compensation Committee in writing, Dr. Weisman and the Compensation Committee shall meet and establish the parameters of Dr. Weisman’s annual bonus. The parameters of his annual bonus shall establish a target and range of bonus amounts as a percent of his base salary. The amount of bonus to be paid shall be based on Dr. Weisman’s attainment of certain financial, clinical development, and/or business milestones, or the Weisman Milestones, to be established and agreed to annually by the Compensation Committee and Dr. Weisman. The Weisman Milestones shall be defined business objectives, and whether or not any such objectives have been met shall not be subject to the Company’s discretion.

Long-Term Incentive Compensation

The Company believes that by providing its executives the opportunity to increase their ownership of Company stock, the interests of its executives will be more closely aligned with the best interests of the Company’s stockholders and it will encourage long-term performance. The stock awards enable the executive officers to participate in the appreciation of the value of the Company’s stock, while personally participating in the risks of business setbacks. The Company has not adopted stock ownership guidelines and the 2007 Plan has provided executive officers a means to acquire equity or equity-linked interests in the Company. The Company does not have any program, plan, or obligation that requires it to grant equity compensation on specified dates. Under the 2007 Plan, authority to make equity grants to executive officers rests with the Board of Directors, which considers the recommendations of the Chairman and the Chief Executive Officer for officers other than himself, and will in the future take into account the recommendation of the Compensation Committee.

To date, the Company granted equity awards primarily through its 2007 Plan, which was adopted by the Board of Directors and approved by the Company’s stockholders to permit the grant of stock options, stock bonuses, and restricted stock to the Company’s officers, directors, employees, and consultants.

Dr. Weisman was awarded an option in January 2013 to purchase 1,686,590 shares of the Company’s common stock under the 2007 Plan in connection with his employment agreement. The number of shares was determined as part of the negotiation of his overall employment package and was approved by the Board of Directors. In approving the number of shares, the Board considered the number of shares requested by Dr. Weisman and the equity ownership of other members of the Company’s management team.

In April 2011, Dr. Sandage was awarded an option to purchase 300,000 shares of the Company’s common stock under the 2007 Plan in connection with the commencement of his employment with the Company. The number of shares was determined as part of the negotiation of his overall employment package and was approved by the Board of Directors. In approving the number of shares, the Board considered the number of shares requested by Dr. Sandage and the equity ownership of other members of the Company’s management team.

Mr. Beerman was awarded an option to purchase 225,000 shares of the Company’s common stock under the 2007 Plan in connection with the commencement of his employment in September 2011. The number of shares was determined as part of the negotiation of his overall employment package and was approved by the Board of Directors. In approving the number of shares, the Board considered the number of shares requested by Mr. Beerman and the equity ownership of other members of the Company’s management team.

Dr. Lu was awarded an option to purchase 225,000 shares of the Company’s common stock under the 2007 Plan in connection with the commencement of her employment in February 2012. The number of shares was determined as part of the negotiation of her overall employment package and was approved by the Board of Directors. In approving the number of shares, the Board considered the number of shares requested by Dr. Lu and the equity ownership of other members of the Company’s management team.

Dr. Hehenberger was awarded an option to purchase 100,000 shares of the Company’s common stock under the 2007 Plan in connection with the commencement of her employment in December 2011 and was awarded an option to purchase 125,000 shares of the Company’s common stock under the 2007 Plan in connection with her appointment as Executive Vice President and Chief Medical Officer on April 19, 2012. The number of shares was determined as part of the negotiation of her overall employment packages and was approved by the Board of

Directors. In approving the number of shares, the Board considered the number of shares requested by Dr. Hehenberger and the equity ownership of other members of the Company’s management team.

Mr. Ritter was awarded an option to purchase 120,000 shares of the Company’s common stock under the 2007 Plan in connection with the commencement of his employment in May 2011. The number of shares was determined as part of the negotiation of his overall employment package and was approved by the Board of Directors. In approving the number of shares, the Board considered the number of shares requested by Mr. Ritter and the equity ownership of other members of the Company’s management team. In February 2012, Mr. Ritter was awarded an option to purchase an additional 30,000 shares of the Company’s common stock under the 2007 Plan.

Prior to November 2011, there was no public trading market for the Company’s common stock. In the absence of a public trading market for the Company’s common stock at the time any of the grants described above were made, the Board of Directors determined the fair market value of the Company’s common stock in good faith based upon consideration of a number of relevant factors including the status of development efforts, financial status, and market conditions and valuations obtained from an independent valuation firm. All options granted after November 2011 were granted at the fair market value of the Company’s common stock as determined by the closing price of its shares on the Nasdaq Capital Market on the date of grant.

All option grants typically vest over three years, with one-third of the shares subject to the stock option vesting on each anniversary of the vesting commencement date. All options have a 10-year term.

Executive Employment Agreements

The Company entered into employment agreements with Dr. Sandage in April 2011, Mr. Ritter in May 2011, Mr. Beerman in September 2011, Dr. Lu in February 2012, Dr. Hehenberger in April 2012, and Dr. Weisman in January 2013. All employment agreements provide for at-will employment, base salary, incentive bonuses, standard employee benefit plan participation and recommendations for initial stock option grants. The employment agreements were each subject to execution of standard proprietary information and assignment of invention agreements and proof of identity and work eligibility in the United States.

All of the Company’s named executive officers are entitled to severance and change in control benefits pursuant to their employment agreements, the terms of which are described below under “Potential Payments Upon Termination or Change in Control.” The Company believes that these severance and change in control benefits help the Company from a retention standpoint and they are particularly necessary in an industry where there has been market consolidation. The Company believes that it helps executive officers maintain continued focus and dedication to their assigned duties to maximize stockholder value if there is a change in control. The Company believes that these severance and change in control benefits are an essential element of the Company’s overall executive compensation package.

Perquisites

From time to time, the Company has provided certain of the named executive officers with perquisites that the Board believes are reasonable. The Company does not view perquisites as a significant element of comprehensive compensation structure, but does believe they can be useful in attracting, motivating, and retaining the executive talent for which the Company competes. The Company believes that these additional benefits may assist executive officers in performing their duties and provide time efficiencies for executive officers in appropriate circumstances, and the Company may consider providing additional perquisites in the future. All future practices regarding perquisites will be approved and subject to periodic review by the Compensation Committee.

Employee Stock Purchase Plan

On December 19, 2011, the Board of Directors approved the 2012 Coronado Employee Stock Purchase Plan, or the ESPP, providing for the issuance of up to 200,000 shares of common stock to eligible employees, including the Company’s executive officers. Eligible employees can purchase the Company’s common stock at the end of a predetermined offering period at a price equal to 85% of the lesser of the fair market value at the beginning or end of the offering period. The first period commenced February 1, 2012 and ended on November 30, 2012, resulting in 21,644 shares issued. Thereafter, offerings will be six months in duration and will commence on December 1 and June 1 of each year. Employee contributions will be made through payroll deductions throughout the offering period and, subject to certain limitations, will be used to purchase shares at the end of each offering period. As of December 31, 2012, 178,356 shares were available for issuance under the ESPP. The ESPP is compensatory and will result in stock-based compensation expense.

Other Compensation

Consistent with the Company’s compensation philosophy, it intends to continue to maintain the current benefits for executive officers, which are also available to other employees; however, the Compensation Committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems advisable.

Deductibility of Compensation under Section 162(m)

Section 162(m) of the Code generally limits the Company’s deduction for federal income tax purposes to $1 million of compensation paid to certain executive officers in a calendar year. However, compensation above $1 million that is considered “performance-based compensation” may be deducted. However, it is expected that the Compensation Committee will evaluate the effects of the deduction limits of Section 162(m) on any compensation it proposes to grant in the future and that future compensation will be provided in a manner consistent with the Company’s best interests and those of its stockholders.

Risk Analysis of the Company’s Compensation Program

The Board of Directors has reviewed the Company’s compensation policies as generally applicable to its employees and believes that the policies do not encourage excessive and unnecessary risk taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of the Company’s compensation policies and programs encourage the employees to remain focused on both short- and long-term goals. For example, while the Company’s cash bonus plans measure performance on an annual basis, the equity awards typically vest over a number of years, which the Company believes encourage employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by the Company to its named executive officers for services rendered to it in all capacities during the years ended December 31, 2011 and 2012. Since none of the named executive officers served the Company during the year ended December 31, 2010, there is no information to disclose regarding compensation paid during that year.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	All Other Compensation(3)	Total
Harlan F. Weisman, M.D.	2012	$4,615	$—	$120,250	$13,125	$137,990
Chairman and Chief Executive Officer	2011	—	—	—	—	—
	2010	—	—	—	—	—

Bobby W. Sandage, Jr. Ph.D.(4)	2012	395,000	200,000	—	3,926	598,926
President and Former Chief Executive Officer	2011	284,135	140,000	257,280	133,929	795,344
	2010	—	—	—	—	—

Noah D. Beerman	2012	328,000	132,840	—	3,820	464,660
Executive Vice President and Chief Operating Officer	2011	87,500	36,000	484,425	—	607,925
	2010	—	—	—	—	—

Lucy Lu, M.D.	2012	256,923	92,492	1,523,250	683	1,873,348
Executive Vice President and Chief Financial Officer	2011	—	—	—	—	—
	2010	—	—	—	—	—

Karin M. Hehenberger, M.D., Ph.D.	2012	300,000	108,000	763,750	820	1,172,570
Executive Vice President and Chief Medical Officer	2011	17,115	5,135	481,440	—	503,690
	2010	—	—	—	—	—

Dale Ritter	2012	272,128	99,000	203,100	8,340	582,568
Senior Vice President, Finance and Chief Accounting Officer	2011	149,939	62,000	102,912	7,875	322,726
	2010	—	—	—	—	—

(1)	Bonus amounts in 2011 represent amounts awarded for 2011 and paid in 2012. Bonus amounts in 2012 represent amounts awarded for 2012, to be paid in 2013.
(2)	Option awards for Dr. Weisman consists of an option to purchase 25,000 shares of the Company’s common stock granted to Dr. Weisman upon his appointment to the Board of Directors in August 2012. Represents the aggregate grant date fair value computed in accordance with FASB Accounting Standards Codification Topic 718, Stock Compensation, as modified or supplemented. One-third of the shares subject to each of the options granted to the Company’s named executive officers vest on each anniversary of the grant date such that all of the shares subject to the options will be vested three years after such date.
(3)	All other compensation for Dr. Weisman reflects fees earned and paid as a non-employee director in 2012; for Dr. Sandage includes: for 2012, $3,926 for reimbursement of life insurance premiums; for 2011, $130,321 related to reimbursement of moving expenses Dr. Sandage owed his prior employer pursuant to his termination of employment and $3,608 for reimbursement of life insurance premiums; for Mr. Beerman: for 2012, $3,000 for reimbursement of life insurance premiums and $820 for long-term disability premiums; for Dr. Lu: for 2012, $683 for long-term disability premiums; for Dr. Hehenberger: for 2012, $820 for long-term disability premiums; for Mr. Ritter: for 2012, $8,340 for reimbursement of life insurance premiums. In addition to the above, the Company agreed to provide Dr. Weisman mutually agreeable living accommodations in New York, New York at its sole cost. The Company also agreed to reimburse him for any taxes associated with the Company’s providing such residence during his employment with the Company.
(4)	Dr. Sandage resigned as Chief Executive Officer on December 28, 2012, and as President on April 22, 2013. The amounts reported in this Summary Compensation Table do not include any severance payments or other severance benefits to which Dr. Sandage became entitled as a result of his resignation in April 2013.

GRANTS OF PLAN-BASED AWARDS

All stock options granted to the Company’s named executive officers are incentive stock options to the extent permissible under the Code. The exercise price per share of each stock option granted to the named executive officers is equal to the closing price of the Company’s stock on the Nasdaq Capital Market on the date of the grant. The following table sets forth certain information regarding grants of plan-based awards the Company made to its named executive officers for 2012. All the stock options were granted pursuant to the 2007 Plan.

Name	Grant Date	All other option awards: number of securities underlying options(#)	Exercise or base price of option awards(1)	Grant date fair value of option award(2)
Harlan F. Weisman, M.D.(3)	8/16/12	25,000	$5.72	$120,250
Lucy Lu, M.D.	2/22/12	225,000	$6.85	$1,523,250
Karin M. Hehenberger, M.D., Ph.D.	4/19/12	125,000	$7.84	$763,750
Dale Ritter	2/22/12	30,000	$6.85	$203,100

(1)	Represents the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant.
(2)	Amounts listed represent the aggregate fair value amount computed as of the grant date of each option and award during 2012 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14, Stock-Based Compensation, of the Notes to the Financial Statements included in the Company’s Form 10-K filed with the SEC on March 18, 2013. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The named executive officers will only realize compensation to the extent the trading price of the Company’s common stock is greater than the exercise price of such stock options.
(3)	Consists of an option to purchase the Company’s common stock granted to Dr. Weisman upon his appointment to the Board of Directors in August 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table sets forth certain information regarding all outstanding equity awards held by the Company’s named executive officers as of December 31, 2012.

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price	Option Expiration Date(1)

Bobby W. Sandage, Jr., Ph.D.	100,000	200,000	$1.93	4/12/2021
Noah D. Beerman	75,000	150,000	$2.95	9/25/2021
Lucy Lu, M.D.	—	225,000	$6.85	2/22/2022
Karin M. Hehenberger, M.D., Ph.D.	—	125,000	$7.84	4/19/2022
Karin M. Hehenberger, M.D., Ph.D.	33,333	66,667	$6.00	12/18/2021
Dale Ritter	40,000	80,000	$1.93	5/15/2021
Dale Ritter	—	30,000	$6.85	2/22/2022
Harlan F. Weisman, M.D.(2)	—	25,000	$5.72	8/15/2022

(1)	One third of the total of number of shares subject to each option vest on each anniversary of the applicable grant.
(2)	Consists of an option to purchase 25,000 shares of the Company’s common stock granted to Dr. Weisman upon his appointment to the Board of Directors in August 2012.

Option Exercises and Stock Vested

The Company’s named executive officers did not exercise any stock option awards during the year ended December 31, 2012.

Pension Benefits

None of the Company’s named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by the Company.

Non-Qualified Deferred Compensation

None of the Company’s named executive officers participate in or have account balances in qualified or non-qualified defined contribution plans or other nonqualified compensation plans sponsored by the Company.

Potential Payments Upon Termination or Change in Control

Regardless of the manner in which the Company’s named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during their term of employment, including salary and unused vacation pay. In addition, each named executive officers currently employed by the Company is entitled to severance and change in control benefits described below.

Dr. Weisman

On January 7, 2013, the Company entered into an employment agreement with Dr. Weisman. Pursuant to the terms of the employment agreement, if Dr. Weisman’s employment is terminated upon his death or disability, the Company will continue to pay his salary for 90 days following the date of such termination, pay him a pro rata share of his annual bonus if such bonus is awarded, and any of his options that would have vested on the next anniversary date of their respective grant date will automatically vest. If the Company terminates the employment agreement without cause or Dr. Weisman terminates his employment with good reason, then the

Company will continue to pay Dr. Weisman his then-current salary for 12 months following the date of such termination, a pro rata share of his annual bonus if such bonus is awarded, and any options that would have vested on the next anniversary date of their respective grant date will automatically vest. If termination without cause or for good reason occurs on the date of, or within six months of a change in control of the Company, then the Company will continue to pay Dr. Weisman his then-current salary for 12 months following such termination, pay a pro rata share of his annual bonus if such bonus is awarded, and all unvested options will automatically vest in full. The employment agreement provides that no compensation or benefit that qualifies as a nonqualified deferred compensation plan under Section 409A of the Code will be paid or provided to Dr. Weisman before the earlier of his death or the day that is six months plus one day after the termination date. In addition, if an excess parachute payment is made to Dr. Weisman in the event of a change in control, the Company will make a gross-up payment to Dr. Weisman to reimburse him for any taxes due pursuant to Section 4999 of the Code with respect to the excess parachute payment as well as for the taxes on such reimbursement. The employment agreement prohibits Dr. Weisman from competing with the Company in the United States during the term of his employment and for the period ending the later of (a) six months after the date of the termination of his employment, or (b) the date on which he no longer receives severance benefits from the Company.

“Cause” is defined as:

•	his conviction for fraud, embezzlement or misappropriation with respect to the Company, or his conviction or plea of nolo contendere in respect of a felony or a misdemeanor involving moral turpitude;

•	his material breach of a material term of his employment agreement;

•	his material breach of his proprietary information and inventions agreement;

•	any material breach of his fiduciary duties to the Company;

•	willful failure or refusal to perform his material duties under his employment agreement, or failure to follow any specific lawful instructions of the Board of Directors; or

•	any willful or negligent misconduct that has a material adverse effect on the property, business or reputation of the Company.

“Good reason” is defined as:

•	a material reduction of his base salary unless such reduction occurs in connection with a Company-wide decrease in executive compensation;

•	a material diminution of his authority, duties, or responsibilities;

•	the relocation of his office from the New York, New York/New Jersey metro area;

•	a material breach of his employment agreement by the Company; or

•

the closing of a transaction resulting in dilution of his percentage ownership of the Company where he has stated his disapproval of such transaction and voted against its authorization in his capacity as a director.

“Change in control” is defined as the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

•

the acquisition by a third party of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction;

•

a merger, consolidation or similar transaction following which the Company’s stockholders immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

•	the dissolution or liquidation of the Company; or

•	the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

Dr. Sandage

In March 2011, the Company entered into an employment agreement with Dr. Sandage, its then President and Chief Executive Officer, which provided that, if the Company terminates Dr. Sandage without cause or he resigns for good reason, he will be entitled to: (i) severance payments at a rate equal to his base salary then in effect for a period of one year following his termination date; and (ii) accelerated vesting of one-third of his stock option shares. In addition, if Dr. Sandage’s employment is terminated without cause within six months following a change in control, 100% of the shares subject to options and other equity awards granted to him will fully vest as of the date of his execution of a release in connection with such termination.

“Cause” is defined as:

•

his willful failure, disregard, or refusal to perform his material duties or obligations under the employment agreement which, to the extent it is curable by Dr. Sandage, is not cured within thirty (30) days after the Company gives him written notice;

•	any willful, intentional or grossly negligent act having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any of its affiliates;

•

willful misconduct by him with respect to any of the material duties or obligations under the employment agreement, including, without limitation, willful insubordination with respect to lawful directions received from the Board of Directors which, to the extent it is curable by Dr. Sandage, is not cured within thirty (30) days after the Company gives him written notice;

•	indictment of any felony involving moral turpitude (including entry of a nolo contendere plea);

•

the determination, after a reasonable and good-faith investigation by the Company, that he engaged in some form of harassment or discrimination prohibited by law (including, without limitation, age, sex or race harassment or discrimination), unless the actions were specifically directed by the Board of Directors;

•	material misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony); or

•	a material breach of any of the provisions of the employment agreement, of any Company policy, and/or of his proprietary information and inventions agreement.

“Good reason” is defined as:

•	a material reduction of Dr. Sandage’s base salary unless such reduction occurs in connection with a Company-wide decrease in executive compensation;

•	a material breach of the employment agreement by the Company; or

•	a material adverse change in his duties, authority, or responsibilities relative to his duties, authority, or responsibilities in effect immediately prior to such reduction.

On December 28, 2012, Dr. Sandage became President of the Company. Dr. Sandage’s change in status from Chief Executive Officer and President to President entitled him to terminate his employment agreement for good reason. In connection with Dr. Sandage’s change in status, the Company entered into an amendment to Dr. Sandage’s employment agreement, pursuant to which Dr. Sandage retained, until June 28, 2013, the right to terminate his employment for good reason, be paid his severance allowance equal to his salary at resignation for 12 months and have any unvested options vest in full. Also, the amended employment agreement provided that, in the event Dr. Sandage terminated his employment for good reason or the Company terminated his employment without cause, he would have two years from such termination to exercise his options. In addition, if Dr. Sandage’s employment is terminated other than by the Company for cause, by Dr. Sandage without good reason, or due to his death or disability, the Company would be required to pay his COBRA premiums for 12 months after such termination. On December 28, 2012, the Board approved the payment to Dr. Sandage of his 2012 performance bonus of $200,000, as well as a retention bonus of $100,000 payable if Dr. Sandage remained employed by the company until December 31, 2013.

On April 22, 2013, Dr. Sandage exercised his right under the amended employment agreement to terminate his employment for good reason. As a result, all of Dr. Sandage’s unvested options became fully vested and the Company became obliged to pay Dr. Sandage a severance allowance equal to his then-current salary of $406,850 for 12 months. Dr. Sandage retains the ability to exercise his fully-vested options until April 22, 2015 and the Company must pay his COBRA premiums until April 22, 2014. Dr. Sandage forfeited his $100,000 retention bonus.

Mr. Beerman

In September 2011, the Company entered into an employment agreement with Mr. Beerman, its Executive Vice President and Chief Operating Officer, which provides that if the Company terminates Mr. Beerman without cause or he resigns for good reason, he will be entitled to: (i) severance payments at a rate equal to his base salary then in effect for a period of six months following his termination date; and (ii) accelerated vesting of any option shares that would have vested on the next anniversary date of their respective grant date. In addition, if Mr. Beerman is terminated without cause or resigns for good reason within six months following a change in control, he will be entitled to an additional six months of severance payments (for a total of 12 months) and 100% of the shares subject to options and other equity awards granted to him will fully vest as of the date of his execution of a release in connection with such termination. “Cause” and “good reason” are defined as they are for Dr. Sandage and described above.

Dr. Lu

In February 2012, the Company entered into an employment agreement with Dr. Lu, its Executive Vice President and Chief Financial Officer, which provides if the Company terminates Dr. Lu without cause or she resigns for good reason, she will be entitled to: (i) severance payments at a rate equal to her base salary then in effect for a period of six months following her termination date; and (ii) accelerated vesting of any option shares that would have vested on the next anniversary date of their respective grant date. In addition, if Dr. Lu is terminated without cause or resigns for good reason within six months following a change in control, she will be entitled to an additional six months of severance payments (for a total of 12 months) and 100% of the shares subject to options and other equity awards granted to her will fully vest as of the date of her execution of a release in connection with such termination. “Cause” and “good reason” are defined as they are for Dr. Sandage and described above.

Dr. Hehenberger

In April 2012, the Company entered into an employment agreement with Dr. Hehenberger, its Executive Vice President and Chief Medical Officer, which provides if the Company terminates Dr. Hehenberger without cause or she resigns for good reason, she will be entitled to: (i) severance payments at a rate equal to her base salary then in effect for a period of six months following her termination date; and (ii) accelerated vesting of any option shares that would have vested on the next anniversary date of their respective grant date. In addition, if

Dr. Hehenberger is terminated without cause or resigns for good reason within six months following a change in control, she will be entitled to an additional six months of severance payments (for a total of 12 months) and 100% of the shares subject to options and other equity awards granted to her will fully vest as of the date of her execution of a release in connection with such termination. “Cause” and “good reason” are defined as they are for Dr. Sandage and described above.

Mr. Ritter

In May 2011, the Company entered into an employment agreement with Mr. Ritter, its then Senior Vice President, Finance, Chief Accounting Officer, and acting Chief Financial Officer, which provides that if the Company terminates Mr. Ritter without cause or he resigns for good reason, he will be entitled to: (i) severance payments at a rate equal to his base salary then in effect for a period of six months following his termination date; and (ii) accelerated vesting of any option shares that would have vested on the next anniversary date of their respective grant date. In addition, if Mr. Ritter is terminated without cause or resigns for good reason within six months following a change in control, he will be entitled to an additional six months of severance payments (for a total of 12 months) and 100% of the shares subject to options and other equity awards granted to him will fully vest as of the date of his execution of a release in connection with such termination. “Cause” and “good reason” are defined as they are for Dr. Sandage and described above.

The following table sets forth potential payments payable to the Company’s named executive officers upon: (i) termination of employment without cause, or resignation for good reason; and (ii) termination of employment without cause, or resignation for good reason, following a change in control. The table reflects amounts payable to the named executive officers assuming their employment was terminated on December 31, 2012 and, if applicable, a change in control also occurred on such date.

	Upon Termination without Cause or Resignation for Good Reason—No Change of Control			Upon Termination without Cause or Resignation for Good Reason—Change of Control
Name	Cash Severance	Value of Accelerated Vesting(1)	Total	Cash Severance	Value of Accelerated Vesting(1)	Total
Harlan F. Weisman, M.D. (2)	$—	$—	$—	$—	$—	$—
Bobby W. Sandage, Jr., Ph.D.(3)	395,000	258,000	653,000	395,000	516,000	911,000
Noah D. Beerman(4)	164,000	117,000	281,000	328,000	234,000	562,000
Lucy Lu, M.D.(4)	150,000	—	150,000	300,000	—	300,000
Karin M. Hehenberger, M.D., Ph.D.(4)	150,000	—	150,000	300,000	—	300,000
Dale Ritter(4)	137,500	103,200	240,700	275,000	206,400	481,400

(1)	The value of accelerated vesting is equal to $4.51 per share, the closing price per share of the Company’s common stock as quoted on Nasdaq on December 31, 2012 for the purposes hereof, multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price.
(2)	Dr. Weisman’s employment agreement was entered into on January 7, 2013 and he was not eligible for termination benefits as of December 31, 2012.
(3)	Dr. Sandage’s employment agreement provides that: (a) if he is terminated without cause or resigns for good reason, not in connection with a change in control, he will receive 12 months of salary continuation and accelerated vesting of any option shares that would have vested on the next anniversary of their respective grant date, and (b) if he is terminated without cause or resigns for good reason within six months following a change in control, he will receive 12 months of salary continuation and accelerated vesting of 100% of the number of options outstanding. Dr. Sandage resigned for good reason on April 22, 2013. The figures in the table above demonstrate the potential payments payable to Dr. Sandage as of December 31, 2012, and therefore differ from the payments actually payable to Dr. Sandage in connection with his resignation in April 2013.
(4)

Messrs. Beerman and Ritter and Drs. Lu and Hehenberger’s employment agreements each provide that: (a) if he or she is terminated without cause or resigns for good reason, not in connection with a change in control, he or she will receive six months of salary continuation and accelerated vesting of any option shares that would have vested on the next anniversary of their respective grant date, and (b) if he or she is terminated without cause or resigns for good reason within six months following a change in control, he or she will receive 12 months of salary continuation and accelerated vesting of 100% of the number of options outstanding.

DIRECTOR COMPENSATION

The following table and related footnotes show the compensation paid to or accrued for the benefit of the Company’s directors who were not named executive officers, in the fiscal year ended December 31, 2012.

Name	Fees Earned or paid in Cash(1)	Option Awards(2)	All Other Compensation(3)	Total
David J. Barrett	$37,500	$102,750	$—	$140,250
Glenn L. Cooper, M.D.	30,000	308,250	330,000	668,250
J. Jay Lobell	47,500	102,750	—	150,250
Jimmie Harvey, Jr., M.D.	35,000	102,750	—	137,750
Michael W. Rogers	55,000	102,750	—	157,750
Lindsay A. Rosenwald, M.D.	40,000	102,750	—	142,750
Eric K. Rowinsky, M.D.	30,000	102,750	250,000	382,750

(1)	Represents director and committee fees paid for or accrued in 2012.
(2)	Amounts listed represent the aggregate fair value amount computed as of the grant date of each option and award during 2012 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13, Stock-Based Compensation, of the Notes to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2013. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The Company’s directors will only realize compensation to the extent the trading price of the Company’s common stock is greater than the exercise price of such stock options. The aggregate number of shares subject to outstanding option awards as of December 31, 2012 was 15,000 shares, with the exception of a 25,000 share award made to Dr. Weisman upon his appointment to the Board of Directors in 2012 and 45,000 granted to Dr. Cooper, as Chairman of the Board. One-third of the total of number of shares subject to all options vest on each annual anniversary of the applicable grant date for so long each of the board members continue to serve on the Board. For Dr. Cooper, includes an option to purchase 25,000 shares of the Company’s common stock, granted in connection with his consulting agreement.
(3)	For Dr. Cooper, represents $300,000 earned and paid in 2012 pursuant to his employment arrangement and $30,000 of severance that will be paid during 2013; for Dr. Rowinsky, represents amount earned and paid in 2012 pursuant to his consulting arrangement.

In October 2010, the Board of Directors adopted a compensation program for its non-employee directors, or the Non-Employee Director Compensation Policy. Pursuant to the Non-Employee Director Compensation Policy, each member of the Board who is not a Company employee and who is not otherwise receiving compensation from the Company pursuant to another arrangement, will receive an annual cash retainer of $30,000, payable quarterly, and will receive an initial option grant to purchase up to 25,000 shares of the Company’s common stock. Such stock options vest in three annual installments. In July 2011, the Non-Employee Director Compensation Policy was modified to include additional fees for committee participation whereby committee members and committee chairs will receive additional annual cash retainers of $5,000 and $10,000, respectively, payable quarterly. The Non-Employee Director Compensation Policy was further amended in February 2012 by providing for annual option grants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Board of Directors who served on the Compensation Committee during 2012 are Chairman Mr. Rogers and Drs. Harvey and Rosenwald. None of Mr. Rogers, or Drs. Harvey or Rosenwald serves or in the past has served as one of the Company’s officers or has been employed by the Company and none of the Company’s executive officers has served on the compensation committee or board of directors of any company that employed any member of our Compensation Committee or Board.

In June 2012, the Company issued an aggregate of 5,750,000 shares of its common stock in an underwritten offering, or the June 2012 Offering, for an aggregate purchase price of $28.8 million. Dr. Rosenwald, who serves on the Compensation Committee and is also a principal stockholder of the Company, purchased an aggregate of 200,000 shares of the Company’s common stock in the June 2012 Offering. For additional discussion regarding the June 2012 Offering, please see “Transactions with Related Persons” below.

TRANSACTIONS WITH RELATED PERSONS

The following is a description of transactions since January 1, 2012 to which the Company has been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of the Company’s directors, executive officers or beneficial owners of more than 5% of the Company’s capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination, and change-in-control arrangements, which are described under “Potential Payments Upon Termination or Change in Control” above.

2012 Underwritten Common Stock Offering

The following table sets forth the number of shares of the Company’s common stock purchased by the Company’s officers, directors, and certain other principal stockholders in the June 2012 Offering:

Name	Number of Shares of Common Stock Purchased
Manchester Securities Corp.(1)	2,000,000
RA Capital Management, LLC(2)	1,500,000
Brookline Investments Inc.	300,000
Lindsay A. Rosenwald, M.D.(2)	200,000
J. Jay Lobell(1)	25,000
Karin M. Hehenberger, M.D., Ph.D.(2)	20,000
Glenn L. Cooper, M.D.	10,000
Bobby W. Sandage, Jr., Ph.D.(2)	10,000
Lucy Lu. M.D.(2)	10,000
Noah D. Beerman(2)	5,000
Dale and Debra Ritter(2)	5,000

(1)	Represents 613,438 shares of common stock purchased by Elliot Associates and 1,386,562 shares of common stock purchased by Elliot International.
(2)	Additional detail regarding these stockholders and their equity holdings is provided in “Security Ownership of Certain Beneficial Owners and Management” above.

Asphelia Asset Purchase

In January 2011, the Company acquired certain assets of Asphelia relating to CNDO-201 pursuant to an asset purchase agreement. The consideration paid for the assets included the assumption of certain Asphelia liabilities and the issuance of 2,525,677 Series B shares. At the time of such acquisition, Mr. Lobell, one of the Company’s directors, was the chief executive officer and a director of Asphelia and Dr. Rosenwald, another of the Company’s directors, was a significant stockholder of Asphelia. One liability assumed from Asphelia was a promissory note dated January 2009 issued by Asphelia to Paramount Capital Partners, an entity affiliated with Dr. Rosenwald and Mr. Lobell, in the principal amount of $750,000. Interest on the note is at the rate of 10% per annum payable quarterly, in arrears. The outstanding principal and accrued but unpaid interest on the note was repaid in full in September 2012. The Company paid a total of $74,000 of interest on the note in 2012.

Transactions with Related Persons

The written charter of the Audit Committee authorizes and the Nasdaq Marketplace Rules require the Audit Committee to review and approve related-party transactions. In reviewing related-party transactions, the Audit Committee applies the basic standard that transactions with affiliates should be made on terms no less favorable to the Company than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between the Company and its officers, directors, principal stockholders, and their affiliates will be approved by the Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC and applicable Delaware law. The Company has not received any stockholder proposals for consideration at its 2013 Annual Meeting of Stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in the Company’s proxy solicitation materials for its 2014 Annual Meeting of Stockholders, it must be delivered to the Company’s corporate secretary at 24 New England Executive Park, Suite 105, Burlington, Massachusetts 01803 by January 16, 2014; provided, however, that if the date of the 2014 annual meeting is more than 30 days before or after June 19, 2014, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2014 annual meeting or (2) the 10th day following the first public announcement of the date of the 2014 annual meeting.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which the Company does not have notice prior to April 1, 2014.

HOUSEHOLDING MATTERS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Proxy Statement either now or in the future, please contact the Company’s corporate secretary either by calling 781-652-4525 or by writing Attn: Corporate Secretary, 24 New England Executive Park, Suite 105, Burlington, Massachusetts 01803. Upon written or oral request to the corporate secretary, the Company will provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders sharing an address can request delivery of a single copy of proxy statements if they are receiving multiple copies upon written request to the Company’s corporate secretary at the address and telephone number stated above.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the SEC is accessible free of charge on our website at www.coronadobiosciences.com, under the Investors—SEC Filings—Annual Meeting Materials section of our website. It contains audited financial statements covering fiscal years ended December 31, 2012, 2011 and 2010. You can request a copy of the Company’s Annual Report on Form 10-K free of charge by calling 781-652-4525 or sending an e-mail to ir@coronadobio.com. Please include your contact information with the request.

OTHER MATTERS

The Company does not know of any other matters to be submitted at the meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: May 15, 2013

DIRECTIONS TO THE ANNUAL MEETING

New York Hilton Midtown

1335 Avenue of the Americas, New York, New York 10019

From LaGuardia Airport:

Take Grand Central Parkway to Brooklyn Queens Expressway South to Long Island Expressway West. Follow signs for Queens Midtown Tunnel to 34th Street. Take 34th Street West to Avenue of the Americas (6th Avenue). Make a right and go to 53rd Street.

From John F. Kennedy International Airport:

Take Van Wyck Expressway North to Long Island Expressway West and watch for signs to Queens Midtown Tunnel to 34th Street. Go west across 34th Street to Avenue of the Americas (6th Avenue). Make a right and go to 53rd Street.

From Newark International Airport:

Look for signs to New Jersey Turnpike (I-95 N). Follow signs to Lincoln Tunnel. Lincoln Tunnel tunnel exits at West 40th Street and 9th Avenue. Drive east on 40th Street to Avenue of the Americas (6th Avenue). Turn left on 53rd Street.

Appendix A

CORONADO BIOSCIENCES, INC.

2013 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal and state securities laws, the corporate laws of California and, to the extent other than California, the corporate law of the state of the Company’s incorporation, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction, such definition of “Cause” shall not apply until a Corporate Transaction actually occurs.

(i) “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

(j) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(k) “Common Stock” means the Company’s Common Stock, par value $0.001 per share.

(l) “Company” means Coronado Biosciences, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(m) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(n) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(o) “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

(p) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(q) “Director” means a member of the Board or the board of directors of any Related Entity.

(r) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(s) “Disqualifying Disposition” means any disposition (including any sale) of Common Stock received upon exercise of an Incentive Stock Option before either (i) two years after the date the Employee was granted the Incentive Stock Option, or (ii) one year after the date the Employee acquired Common Stock by exercising the Incentive Stock Option. If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

(t) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(u) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows.

(i) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in a manner in compliance with Section 409A of the Code, or in the case of an Incentive Stock Option, in a manner in compliance with Section 422 of the Code.

(x) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(z) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(cc) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ee) “Plan” means this Coronado Biosciences, Inc. 2013 Stock Incentive Plan.

(ff) “Post-Termination Exercise Period” means the period specified in the Award Agreement of not less than thirty (30) days commencing on the date of termination (other than termination by the Company or any Related Entity for Cause) of the Grantee’s Continuous Service, or such longer period as may be applicable upon death or Disability.

(gg) “Related Entity” means any Parent or Subsidiary of the Company.

(hh) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ii) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(jj) “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(ll) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(mm) “Share” means a share of the Common Stock.

(nn) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 12 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is Two Million Three Hundred Thousand (2,300,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan, except that the maximum aggregate number of Shares which may be issued pursuant to the exercise of Incentive Stock Options shall not exceed the number specified in Section 3(a). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited or repurchased by the Company, such Shares shall become available for future grant under the Plan. In the event any Option or other Award granted under the Plan is exercised through the tendering of shares of Common Stock (either actually or through attestation), or in the event tax withholding obligations are satisfied by tendering or withholding shares of Common Stock, any shares of Common Stock so tendered or withheld shall not again be available for awards under the Plan. To the extent that cash in lieu of shares of Common Stock is delivered upon the exercise of an SAR pursuant to Section 6(l), the Company shall be deemed, for purposes of applying the limitation on the number of shares, to have issued the greater of the number of shares of Common Stock which it was entitled to issue upon such exercise or on the exercise of any related Option. Shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall not be available for awards under the Plan.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(b) Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to Directors, Officers, Consultants, and Employees who are neither Directors nor Officers.

(c) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the type, terms and conditions of any Award granted hereunder;

(vi) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan;

(vii) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent; provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee;

(viii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(ix) to institute an option exchange program; and

(x) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(d) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants of the Company and any Related Entity. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, an SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Option and SAR Limit. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be Five Hundred Thousand (500,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 12 below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of an SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(j) Transferability of Awards. Unless the Administrator provides otherwise, in its sole discretion, no award may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

(l) Stock Appreciation Rights. An SAR may be granted (i) with respect to any Option granted under this Plan, either concurrently with the grant of such Option or at such later time as determined by the Administrator (as to all or any portion of the shares of Common Stock subject to the Option), or (ii) alone, without reference to any related Option. Each SAR granted by the Administrator under this Plan shall be subject to the following terms and conditions. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Administrator, subject to adjustment as provided in Section 12. In the case of an SAR granted with respect to an Option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the Option exercises the related Option. The exercise price of an SAR will be determined by the Administrator, in its discretion, at the date of grant but may not be less than 100% of the Fair Market Value of the shares of Common Stock subject thereto on the date of grant. Subject to the right of the Administrator to deliver cash in lieu of shares of Common Stock (which, as it pertains to Officers and Directors of the Company, shall comply with all requirements of the Exchange Act), the number of shares of Common Stock which shall be issuable upon the exercise of an SAR shall be determined by dividing:

(i) the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the exercise date exceeds (1) in the case of an SAR related to an Option, the exercise price of the shares of Common Stock under the Option or (2) in the case of an SAR granted alone, without reference to a related Option, an amount which shall be determined by the Administrator at the time of grant, subject to adjustment under Section 12); by

(ii) the Fair Market Value of a share of Common Stock on the exercise date.

In lieu of issuing shares of Common Stock upon the exercise of an SAR, the Administrator may elect to pay the holder of the SAR cash equal to the Fair Market Value on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Common Stock shall be issued upon the exercise of an SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date or to purchase the portion necessary to make a whole share at its Fair Market Value on the date of exercise. The exercise of an SAR related to an Option shall be permitted only to the extent that the Option is exercisable under Section 10 on the date of surrender. Any Incentive Stock Option surrendered pursuant to the provisions of this Section 6(l) shall be deemed to have been converted into a Non-Qualified Stock Option immediately prior to such surrender.

(m) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Award that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Administrator and contained in the Award Agreement evidencing such Award.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows.

(i) In the case of an Incentive Stock Option:

(1) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(2) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one-hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv) In the case of other Awards, such price as is determined by the Administrator.

(v) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award, including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

(i) cash;

(ii) check;

(iii) delivery of Grantee’s promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines as appropriate (but only to the extent that the acceptance or terms of the promissory note would not violate an Applicable Law); provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (i) the imputation of interest income to the Company and compensation income to the Grantee under any applicable provisions of the Code, and (B) the classification of the Award as a liability for financial accounting purposes;

(iv) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(v) with respect to Options, if the exercise occurs on or after the Registration Date, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates (or other evidence satisfactory to the Company to the extent that the Shares are uncertificated) for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(vi) with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share;

(vii) past or future services actually or to be rendered to the Company or a Related Entity; or

(viii) any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(c)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

8. Notice to Company of Disqualifying Disposition. Each Employee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option.

9. Withholding of Additional Income Taxes.

(a) Upon the exercise of a Non-Qualified Stock Option or SAR, the grant of any other Award for less than the Fair Market Value of the Common Stock, the making of a Disqualifying Disposition, or the vesting of restricted Common Stock acquired on the exercise of an Award hereunder, the Company, in accordance with Section 3402(a) of the Code and any applicable state statute or regulation, may require the Grantee to pay to the Company additional withholding taxes in respect of the amount that is considered compensation includable in such person’s gross income. With respect to (i) the exercise of an Option, (ii) the grant of a bonus of Shares, (iii) the grant of any other Award for less than its Fair Market Value, (iv) the vesting of restricted Common Stock acquired by exercising an Award, or (v) the exercise of an SAR, the Committee in its discretion may condition such event on the payment by the Grantee of any such additional withholding taxes.

(b) At the sole and absolute discretion of the Administrator, the holder of Awards may pay all or any part of the total estimated federal and state income tax liability arising out of the exercise or receipt of such Awards, the making of a Disqualifying Disposition, or the vesting of restricted Common Stock acquired on the exercise of an Award hereunder (each of the foregoing, a “Tax Event”) by tendering already-owned shares of Common Stock or (except in the case of a Disqualifying Disposition) by directing the Company to withhold shares of Common Stock otherwise to be transferred to the Grantee as a result of the exercise or receipt thereof in an amount equal to the estimated federal and state income tax liability arising out of such event, provided that no more Shares may be withheld than are necessary to satisfy the Grantee’s actual minimum withholding obligation with respect to the exercise of Awards. In such event, the Grantee must, however, notify the Administrator of his or her desire to pay all or any part of the total estimated federal and state income tax liability arising out of a Tax Event by tendering already-owned shares of Common Stock or having shares of Common Stock withheld prior to the date that the amount of federal or state income tax to be withheld is to be determined. For purposes of this Section 9, shares of Common Stock shall be valued at their Fair Market Value on the date that the amount of the tax withholdings is to be determined.

10. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v).

(b) Exercise of Award Following Termination of Continuous Service. In the event of termination of a Grantee’s Continuous Service for any reason other than Disability or death (but not in the event of a Grantee’s change of status from Employee to Consultant or from Consultant to Employee), such Grantee may, but only during the Post-Termination Exercise Period (but in no event later than the expiration date of the term of such Award as set forth in the Award Agreement), exercise the portion of the Grantee’s Award that was vested at the date of such termination or such other portion of the Grantee’s Award as may be determined by the Administrator. The Grantee’s Award Agreement may provide that upon the termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise the Award shall terminate concurrently with the termination of Grantee’s Continuous Service. In the event of a Grantee’s change of status from Employee to Consultant, an Employee’s Incentive Stock Option shall convert automatically to a Non-Qualified Stock Option on the day three (3) months and one day following such change of status. To the extent that the Grantee’s Award was unvested at the date of termination, or if the Grantee does not exercise the vested portion of the Grantee’s Award within the Post-Termination Exercise Period, the Award shall terminate.

(c) Disability of Grantee. In the event of termination of a Grantee’s Continuous Service as a result of his or her Disability, such Grantee may, but only within twelve (12) months from the date of such termination (or such longer period as specified in the Award Agreement but in no event later than the expiration date of the term of such Award as set forth in the Award Agreement), exercise the portion of the Grantee’s Award that was vested at the date of such termination; provided, however, that if such Disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option such Incentive Stock Option shall automatically convert to a Non-Qualified Stock Option on the day three (3) months and one day following such termination. To the extent that the Grantee’s Award was unvested at the date of termination, or if Grantee does not exercise the vested portion of the Grantee’s Award within the time specified herein, the Award shall terminate.

(d) Death of Grantee. In the event of a termination of the Grantee’s Continuous Service as a result of his or her death, or in the event of the death of the Grantee during the Post-Termination Exercise Period or during the twelve (12) month period following the Grantee’s termination of Continuous Service as a result of his or her Disability, the Grantee’s estate or a person who acquired the right to exercise the Award by bequest or inheritance may exercise the portion of the Grantee’s Award that was vested as of the date of termination, within twelve (12) months from the date of death (or such longer period as specified in the Award Agreement but in no event later than the expiration of the term of such Award as set forth in the Award Agreement). To the extent that, at the time of death, the Grantee’s Award was unvested, or if the Grantee’s estate or a person who acquired the right to exercise the Award by bequest or inheritance does not exercise the vested portion of the Grantee’s Award within the time specified herein, the Award shall terminate.

(e) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Award within the applicable time periods set forth in this Section 8 is prevented by the provisions of Section 9 below, the Award shall remain exercisable until one (1) month after the date the Grantee is notified by the Company that the Award is exercisable, but in any event no later than the expiration of the term of such Award as set forth in the Award Agreement.

11. Conditions Upon Issuance of Shares.

(a) If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

12. Adjustments. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to the Company’s Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award. No adjustments shall be made for dividends paid in cash or in property other than Common Stock of the Company, nor shall cash dividends or dividend equivalents accrue or be paid in respect of unexercised Options or unvested Awards hereunder.

13. Corporate Transactions.

(a) Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b) Acceleration of Award Upon Corporate Transaction. The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction or at the time of an actual Corporate Transaction and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Corporate Transaction. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Corporate Transaction shall remain fully exercisable until the expiration or sooner termination of the Award.

(c) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 13 in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

14. Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 19 below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

15. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan in any respect, except that it may not, without the approval of the stockholders obtained within twelve (12) months before or after the Board adopts a resolution authorizing any of the following actions, do any of the following:

(i) increase the total number of shares that may be issued under the Plan (except by adjustment pursuant to Section 12);

(ii) modify the provisions of Section 6 regarding eligibility for grants of ISOs may not be modified;

(iii) the provisions of Section 7(a) regarding the exercise price at which shares may be offered pursuant to Options may not be modified (except by adjustment pursuant to Section 12);

(iv) extend the expiration date of the Plan; and

(v) except as provided in Section 12 (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Company may not amend an Award granted under the Plan to reduce its exercise price per share, cancel and regrant new Awards with lower prices per share than the original prices per share of the cancelled Awards, or cancel any Awards in exchange for cash or the grant of replacement Awards with an exercise price that is less than the exercise price of the original Awards, essentially having the effect of a repricing, without approval by the Company’s stockholders.

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 14, above) shall adversely affect any rights under Awards already granted to a Grantee without his or her consent.

16. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or a Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

18. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

19. Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. Any Award exercised before stockholder approval is obtained shall be rescinded if stockholder approval is not obtained within the time prescribed, and Shares issued on the exercise of any such Award shall not be counted in determining whether stockholder approval is obtained.

20. Information to Grantees. The Company shall provide to each Grantee, during the period for which such Grantee has one or more Awards outstanding, such information as required by Rule 701(e) promulgated under the Securities Act of 1933, as amended.

21. Effect of Section 162(m) of the Code. To the extent that the Administrator determines as of the date of grant of an Award that (i) the Award is intended to qualify as Performance-Based Compensation and (ii) the Award is not exempt from the application of Section 162(m) of the Code, such Award shall not be effective until any stockholder approval required under Section 162(m) of the Code has been obtained.

22. Electronic Delivery. The Administrator may, in its sole discretion, decide to deliver any documents related to any Stock Rights granted under the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company or to request a Grantee’s consent to participate in the Plan by electronic means. Each Grantee hereunder consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Grantee’s term of employment or service with the Company and any Related Entity and thereafter until withdrawn in writing by Grantee.

23. Data Privacy. The Administrator may, in its sole discretion, decide to collect, use and transfer, in electronic or other form, personal data as described in this Plan or any Award for the exclusive purpose of implementing, administering and managing participation in the Plan. Each Grantee hereunder acknowledges that the Company holds certain personal information about Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, details of all Awards awarded, cancelled, exercised, vested or unvested, for the purpose of implementing, administering and managing the Plan (the “Data”). Each Grantee hereunder further acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and that these third parties may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the recipient or the Company may elect to deposit any shares of Common Stock acquired upon any Award.

24. Compliance with Section 409A. To the extent that the Administrator determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the effective date of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of the Plan the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the effective date of the Plan), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

25. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the

Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

26. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

CORONADO BIOSCIENCES, INC. ATTN: DALE RITTER 24 NEW ENGLAND EXECUTIVE PARK, SUITE 105 BURLINGTON, MA 01803	VOTE BY INTERNET - www.proxyvote.com

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CORONADO BIOSCIENCES, INC.
The Board of Directors recommends you vote FOR the following nominees and Proposals 2, 3 and 5:
1.	Election of Directors	For	Against	Abstain
	1a. Harlan F. Weisman, M.D.	☐	☐	☐
	1b. Eric K. Rowinsky, M.D.	☐	☐	☐			For	Against	Abstain
	1c. David J. Barrett	☐	☐	☐	3.	Approval on an advisory basis of Coronado Biosciences, Inc.’s 2012 executive compensation.	☐	☐	☐
	1d. Jimmie Harvey, Jr., M.D.	☐	☐	☐
	1e. J. Jay Lobell	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:
	1f. Michael W. Rogers	☐	☐	☐		1 year	2 years	3 years	Abstain
	1g. Lindsay A. Rosenwald, M.D.	☐	☐	☐	4.	To hold an advisory vote on the frequency with which future advisory votes on executive compensation should be held. ☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of the Coronado Biosciences, Inc. 2013 Stock Incentive Plan.	☐	☐	☐	5.	Ratification of the appointment of PricewaterhouseCoopers LLP as Coronado Biosciences, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2, 3 and 5 and in favor of an annual vote on executive compensation.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting:

The Notice of Annual Meeting of Stockholders and Proxy Statement, Annual Report and Annual Report on

Form 10-K of Coronado Biosciences, Inc. are available at www.proxyvote.com.

M60710-P39833

CORONADO BIOSCIENCES, INC.

Proxy for Annual Meeting of Stockholders

June 19, 2013 10:00 AM, EDT

This proxy is solicited by the Board of Directors

The undersigned stockholder of Coronado Biosciences, Inc. acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 15, 2013. The undersigned stockholder also appoints Lucy Lu, M.D. and Dale Ritter, and each of them, with full power of substitution and power to act alone, as proxies to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Coronado Biosciences, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on June 19, 2013, at the New York Hilton Midtown, 1335 Avenue of the Americas, New York, New York 10019, and any adjournment or postponement thereof.

Continued and to be signed on reverse side